Exhibit 2.3

SECURITIES PURCHASE AGREEMENT
by and among
MOTION SOLUTIONS PARENT CORP.,
MOTION SOLUTIONS HOLDINGS LLC
and
NOVANTA CORPORATION
November 14, 2023

Table of Contents

Page

Article 1 PURCHASE AND SALE OF THE INTERESTS		1
1.1	Purchase and Sale of Interests	1
1.2	Purchase Price	1
1.3	The Closing	2
1.4	The Closing Transactions	2
1.5	Purchase Price Adjustments	3
1.6	Withholding	5
Article 2 CONDITIONS TO CLOSING		5
2.1	Conditions to the Purchaser’s Obligations	5
2.2	Conditions to the Company’s and the Seller’s Obligations	6
Article 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7
3.1	Organization, Qualification and Power	7
3.2	Subsidiaries	8
3.3	Authorization; Valid and Binding Agreement; No Breach; Governmental Consents	8
3.4	Interests	9
3.5	Financial Statements	10
3.6	Absence of Certain Developments	10
3.7	Title to Properties	13
3.8	Tax Matters.	14
3.9	Contracts and Commitments	16
3.10	Intellectual Property	19
3.11	Litigation	20
3.12	Employee Benefit Plans	20
3.13	Insurance	22
3.14	Compliance with Laws	22
3.15	Environmental Compliance and Conditions	23
3.16	Affiliated Transactions	24
3.17	Employees	24
3.18	Brokerage	25
3.19	Customers and Suppliers	25
3.20	Products	25
3.21	Inventory; Accounts Receivable	25
3.22	Regulatory Matters	26
Article 4 REPRESENTATIONS AND WARRANTIES OF THE SELLER		27
4.1	Organization and Power	27
4.2	Authorization; Valid and Binding Agreement	27
4.3	No Breach	27
4.4	Governmental Consents	27
4.5	Litigation	28
4.6	Ownership	28
Article 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		28
5.1	Organization and Power	28

- i -

5.2	Authorization: Valid and Binding Agreement	28
5.3	No Breach	28
5.4	Governmental Consents	28
5.5	Litigation	29
5.6	Brokerage	29
5.7	Investment Representation	29
5.8	Financing	29
5.9	Solvency	29
Article 6 COVENANTS OF THE COMPANY AND THE SELLER		30
6.1	Conduct of the Business	30
6.2	Access to Books and Records	30
6.3	Regulatory Filings	30
6.4	Conditions	31
6.5	Exclusive Dealing	31
6.6	Further Actions	32
6.7	Section 280G	32
Article 7 COVENANTS OF THE PURCHASER		32
7.1	Access to Books and Records	32
7.2	Director and Officer Liability and Indemnification	33
7.3	Employment and Benefit Arrangements	33
7.4	Regulatory Filings	35
7.5	Conditions	36
7.6	Contact with Customers, Suppliers and other Business Relations	36
Article 8 TERMINATION		36
8.1	Termination	36
8.2	Effect of Termination	37
Article 9 INDEMNIFICATION		37
9.1	Indemnification Obligations of the Seller	37
9.2	Indemnification Obligations of the Purchaser	38
9.3	Indemnification Claims	38
9.4	Limitations	39
9.5	Payment	39
9.6	Exclusive Remedies	40
9.7	Determination of Losses	40
9.8	Purchase Price Adjustment	40
9.9	Survival	40
Article 10 ADDITIONAL COVENANTS		40
10.1	Tax Matters	40
10.2	Acknowledgment	42
10.3	Further Assurances	44
10.4	Consents	44
10.5	Disclosure Generally	45
10.6	Releases	45
10.7	R&W Policy	45
10.8	Confidentiality	45

- ii -

Article 11 DEFINITIONS		46
11.1	Definitions	46
11.2	Other Definitional Provisions	55
Article 12 MISCELLANEOUS		56
12.1	Press Releases and Communications	56
12.2	Expenses	56
12.3	Notices	56
12.4	Assignment	57
12.5	Severability	57
12.6	References	57
12.7	Construction	58
12.8	Amendment and Waiver	58
12.9	Complete Agreement	58
12.10	Third-Party Beneficiaries	58
12.11	Waiver of Trial by Jury	58
12.12	Purchaser Deliveries	59
12.13	Specific Performance	59
12.14	Non-Recourse	59
12.15	Electronic Delivery	60
12.16	Counterparts	60
12.17	Governing Law	60
12.18	Consent to Jurisdiction	60
12.19	Post-Closing Attorney-Client Matters	61

- iii -

EXHIBITS

Exhibit A	Form of Closing Certificate of the Company
Exhibit B	Form of Closing Certificate of the Purchaser
Exhibit C	Agreed Accounting Principles
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of R&W Policy

- iv -

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of November 14, 2023 is made by and among Novanta Corporation, a Michigan corporation (the “Purchaser”), Motion Solutions Parent Corp., a Delaware corporation (the “Company”), and Motion Solutions Holdings LLC, a Delaware limited liability company (the “Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 11.

RECITALS

A. As of the date hereof, the Seller owns all of the issued and outstanding Interests.

B. Subject to the terms and conditions of this Agreement, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the issued and outstanding Interests.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
PURCHASE AND SALE OF THE INTERESTS

1.1 Purchase and Sale of Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of the Interests, free and clear of all Liens, in exchange for the aggregate payment of the Estimated Purchase Price.

1.2 Purchase Price.

(a) The “Purchase Price” means an amount equal to (i) the Base Purchase Price, plus (ii) the amount by which Closing Net Working Capital exceeds Target Net Working Capital, if any, minus (iii) the amount by which Target Net Working Capital exceeds Closing Net Working Capital, if any, plus (iv) the amount of Closing Cash, minus (v) the outstanding amount of Closing Indebtedness, minus (vi) the amount of Closing Transaction Expenses, minus (vii) the Adjustment Escrow Amount.

(b) No later than two Business Days prior to the Closing, the Company shall have delivered to the Purchaser (i) the Company’s good faith estimate of (A) the Closing Net Working Capital (the “Estimated Net Working Capital”), (B) the Closing Cash (the “Estimated Cash”), (C) the Closing Indebtedness (the “Estimated Indebtedness”), (D) the Closing Transaction Expenses (the “Estimated Transaction Expenses”) and (E) the Estimated Purchase Price (such statement, the “Estimated Closing Statement”) and (ii) such reasonable documentation (including supporting calculations and schedules) used by the Company in connection with the preparation of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness, Estimated Transaction Expenses and Estimated Purchase Price. “Estimated Purchase Price” means an amount equal to (1) the Base Purchase Price, plus (2) the amount by which Estimated Net Working Capital exceeds Target Net Working Capital, minus (3) the amount by which Target Net Working Capital exceeds Closing Net Working Capital, plus (4) the amount of Estimated Cash, minus (5) the amount of Estimated Indebtedness, minus (6) the amount of Estimated Transaction Expenses, minus (7) the Adjustment Escrow Amount. The Seller and the Company shall consider in good faith any comments to the Estimated Closing Statement delivered by the Purchaser in good faith prior to the Closing Date.

1.3 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of electronic signature pages on the second Business Day following full satisfaction or waiver of all of the closing conditions set forth in Article 2 (other than those to be satisfied at the Closing, but subject to the satisfaction of those conditions at the Closing) or on such other date as is mutually agreeable to the Purchaser and the Seller; provided, however, that notwithstanding the foregoing, the Purchaser shall not be obligated to effect the Closing prior to January 2, 2024. The date and time of the Closing are referred to herein as the “Closing Date”, and the Closing will be deemed to have occurred as of 12:01 A.M. Pacific Time on the Closing Date.

1.4 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions (the “Closing Transactions”) on the Closing Date:

(a) the Seller shall deliver to the Purchaser evidence of assignment of the Interests to the Purchaser, free and clear of all Liens;

(b) the Purchaser shall pay, or cause to be paid, to the Seller the Estimated Purchase Price by wire transfer of immediately available funds to the account(s) designated by the Seller (which account(s) and the amounts payable to the Seller with respect to each Interest shall be designated by the Seller to the Purchaser in writing at least two Business Days before the Closing Date);

(c) the Company shall deliver to the Purchaser appropriate payoff letters from the holders of Indebtedness set forth on Schedule 1.4(c) (the “Payoff Letters”) (which Payoff Letters shall be delivered at least three Business Days before the Closing Date in form reasonably satisfactory to the Purchaser, and each of which shall (i) specify all amounts of Indebtedness owed to such holder, as well as any other amounts required to fully pay off all such Indebtedness on the Closing Date, and (ii) agreeing that, upon such holder’s receipt of the applicable payoff amount, (A) all outstanding obligations of the Company and its Subsidiaries arising under or related to the applicable Indebtedness shall be repaid and discharged in full and (B) any Liens such lender or holder may have in connection therewith shall automatically be released and terminated in full) and shall make customary arrangements for such holders of Indebtedness to deliver all evidence of related Lien releases to the Purchaser as soon as practicable after the Closing;

(d) the Purchaser shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness set forth on Schedule 1.4(d), by wire transfer of immediately available funds to the account(s) designated in the Payoff Letters;

(e) the Purchaser shall pay, or cause to be paid, the Adjustment Escrow Amount by wire transfer of immediately available funds to the Escrow Agent;

(f) the Purchaser shall pay, or cause to be paid, on behalf of the Company, all amounts necessary to discharge fully the then outstanding balance of all Estimated Transaction Expenses, by wire transfer of immediately available funds, to the account(s) designated by each Person to whom such Estimated Transaction Expenses are to be paid; provided that any amounts treated as wages for income Tax purposes shall be paid to the Company or its applicable Subsidiary, which shall pay such amounts, less any applicable withholding Taxes, to such recipients through its payroll system on the Closing Date; and

(g) the Purchaser and the Seller shall make such other deliveries as are required by Article 2.

1.5 Purchase Price Adjustments.

(a) As promptly as possible, but in any event within 45 days after the Closing Date, the Purchaser will deliver to the Seller a statement showing the calculation of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses and a calculation of the Purchase Price (the “Preliminary Closing Statement”). The Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses shall each be determined on a consolidated basis in accordance with the definitions set forth in this Agreement and the Agreed Accounting Principles. The parties agree that the purpose of determining the Closing Net Working Capital, Closing Cash, Closing Indebtedness, Closing Transaction Expenses and the related purchase price adjustments contemplated by this Section 1.5(a) is to measure changes in Closing Net Working Capital and the levels of Closing Cash, Closing Indebtedness and Closing Transaction Expenses, and, to the extent prepared in accordance with the definitions set forth in this Agreement and the Agreed Accounting Principles, such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining the Closing Net Working Capital, Closing Cash, Closing Indebtedness or Closing Transaction Expenses. After delivery of the Preliminary Closing Statement, the Purchaser shall give the Seller and its representatives reasonable access to review the Purchaser’s and the Company’s books and records and work papers related to the preparation of the Preliminary Closing Statement. The Seller and its representatives may make inquiries of the Purchaser, the Company and their respective accountants regarding questions concerning or disagreements with the Preliminary Closing Statement arising in the course of its review thereof, and the Purchaser shall use its, and shall cause the Company to use its, commercially reasonable efforts to cause any such accountants to respond to such inquiries. If the Seller has any objections to the Preliminary Closing Statement, the Seller shall deliver to the Purchaser a statement setting forth its objections thereto (an “Objections Statement”). If the Purchaser fails to timely deliver the Preliminary Closing Statement in accordance with this Section 1.5(a), then the Seller may, in its sole discretion, (i) deem the Estimated Closing Statement to be the final and binding statement of the calculation of the Purchase Price or (ii) deem that the Estimated Closing Statement is the Preliminary Closing Statement and deliver an Objection Statement with respect thereto in accordance with this Section 1.5(a). If an Objections Statement is not delivered to the Purchaser within 30 days after delivery of the Preliminary Closing Statement, the Preliminary Closing Statement shall be final, binding and non-appealable by the parties hereto; provided that, in the event the Purchaser or the Company does not provide any papers or documents reasonably requested by the Seller or any of its representatives within five days of request therefor (or such shorter period as may remain in such 30-day period), such 30-day period will be extended by one day for each additional day required for the Purchaser or Company to fully respond to such request. The Seller and the Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement, the Seller and the Purchaser shall submit such dispute to Crowe LLP or such other mutually acceptable dispute resolution firm (the “Dispute Resolution Firm”). Any submissions to the Dispute Resolution Firm must be written and delivered to each party to the dispute. The Dispute Resolution Firm shall consider only those items and amounts which are identified in the Objections Statement and which are not resolved in writing by the Seller and the Purchaser prior to submission to the Dispute Resolution Firm. The Dispute Resolution Firm’s determination will be based solely on the provisions of this Section 1.5(a), the Agreed Accounting Principles and the definitions of Closing Net Working Capital, Closing Cash, Closing Indebtedness, Closing Transaction Expenses and the Purchase Price, as applicable, contained herein. The Seller and the Purchaser shall use their commercially reasonable efforts to cause the Dispute Resolution Firm to resolve all disagreements as soon as practicable and in any event within 45 days after the submission of any dispute. The Dispute Resolution Firm shall act as an expert, not arbitrator. Further, the Dispute Resolution Firm’s determination shall be based solely on the presentations by the Purchaser and the Seller which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Firm shall be final, binding and non-appealable on the parties hereto, absent manifest mathematical error. The costs and expenses of the Dispute Resolution Firm shall be allocated based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party in the presentation to the Dispute Resolution Firm. For example, if the Seller submits an Objections Statement for $1,000, and if the Purchaser contests only $500 of the amount claimed by the Seller, and if the Dispute Resolution Firm ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of the Dispute Resolution Firm will be allocated 60% (i.e., 300/500) to the Purchaser and 40% (i.e., 200/500) to the Seller. The Preliminary Closing Statement shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.5, and, as so revised, such Preliminary Closing Statement shall be deemed to set forth the Closing Net Working Capital, Closing Cash, Closing Indebtedness, Closing Transaction Expenses and the Purchase Price, in each case, for all purposes hereunder.

(b) Payment of the Purchase Price Adjustment.

(i) If the Purchase Price as finally determined pursuant to Section 1.5(a) is greater than the Estimated Purchase Price, the Purchaser shall promptly pay to the Seller the amount of such excess.

(ii) If the Purchase Price as finally determined pursuant to Section 1.5(a) is less than the Estimated Purchase Price, the Seller and the Purchaser shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver an amount equal to the amount of such shortfall to the Purchaser from the Adjustment Escrow Funds.

The Purchaser shall promptly (but in any event within three Business Days) deliver to the Seller any amounts determined pursuant to this Section 1.5(b) to be due by the Purchaser by wire transfer of immediately available funds to an account or accounts designated by the Seller. The Seller and the Purchaser shall promptly (but in any event within three Business Days) deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay from the Adjustment Escrow Funds, to an account or accounts designated by the Purchaser an amount equal to any amounts determined pursuant to this Section 1.5(b) to be due by the Seller to the Purchaser. The Adjustment Escrow Funds shall be the Purchaser’s sole recourse with respect to, and the exclusive source of funds for, any payments required to be made by the Seller pursuant to this Section 1.5(b). Immediately following payment of any amounts determined pursuant to this Section 1.5(b) to be owing to the Purchaser, the Seller and the Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to the Seller all remaining Adjustment Escrow Funds to an account or accounts designated by the Seller, in accordance with the terms of the Escrow Agreement.

(c) The Purchaser and the Seller agree that the procedures set forth in this Section 1.5 for resolving disputes with respect to the Preliminary Closing Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either party from instituting litigation to enforce any final determination of the Purchase Price by the Dispute Resolution Firm pursuant to Section 1.5(a) in any court of competent jurisdiction in accordance with Section 12.18. It is the intent of the parties to have any final determination of the Purchase Price by the Dispute Resolution Firm proceed in an expeditious manner; provided, however, any deadline or time period contained herein may be extended or modified by the written agreement of the Seller and the Purchaser, and the Seller and the Purchaser agree that the failure of the Dispute Resolution Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Dispute Resolution Firm which otherwise conforms to the terms of this Section 1.5.

1.6 Withholding. The Purchaser shall be entitled to deduct and withhold from any amounts payable under this Agreement such Taxes that are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law, as applicable. Before making any such deduction or withholding, and except with respect to any deduction or withholding required with respect to compensatory amounts or resulting from any failure to provide an IRS Form W-9 pursuant to Section 2.1(h), the Purchaser shall provide the Seller with commercially reasonable notice of such deduction or withholding that is proposed to be made, and the Purchaser shall cooperate with any reasonable request from the Seller to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld or deducted and timely paid to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article 2
CONDITIONS TO CLOSING

2.1 Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing Date:

(a) the representations and warranties of the Company set forth in Article 3 and the representations and warranties of the Seller set forth in Article 4 (in each case, other than the Fundamental Representations) will be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent that the failure of such representations and warranties to be true and correct has not caused, and would not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect, and (ii) for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date, except to the extent that the failure of such representations and warranties to have been true and correct as of such particular date has not caused, and would not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect); provided, however, that for the purposes of this Section 2.1(a), qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect, other than the qualification as to Material Adverse Effect set forth in Section 3.6;

(b) the Fundamental Representations will be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date, except for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct in all but de minimis respects as of such particular date);

(c) the Seller and the Company shall each have performed or complied with in all material respects all the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing;

(d) the applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(e) no judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f) the Escrow Agent and the Seller shall have each executed and delivered signatures to the Escrow Agreement to the Purchaser;

(g) the Company and the Seller shall have delivered to the Purchaser a certificate of an authorized officer of the Company and an authorized officer of the Seller in the form set forth in Exhibit A, dated as of the Closing Date, stating that the preconditions specified in Section 2.1(a), Section 2.1(b), Section 2.1(c) and Section 2.1(k) with respect to the Company and the Seller, as applicable, have been satisfied;

(h) the Seller shall have delivered to the Purchaser a duly executed IRS Form W-9; provided that, the Purchaser’s only remedy for the failure to provide such form will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code, and the failure to provide such certificate shall not be deemed to be a failure of the condition set forth in Section 2.1(b) to have been met;

(i) the Company shall have delivered a good standing certificate or its equivalent for the Company and each of its Subsidiaries from its respective jurisdiction of formation or incorporation, dated within 10 Business Days of Closing;

(j) the Company shall have delivered written resignations, effective as of the Closing, of the directors, managers and officers of the Company and each of its Subsidiaries affiliated with Frontenac; and

(k) no Material Adverse Effect shall have occurred since the date of this Agreement.

(l) the Seller shall have adopted an amendment to the equity interests, performance plan and/or any related agreements with employees of the Company or taken other actions reasonably satisfactory to the Purchaser to achieve the objectives set forth on Schedule 2.1(l).

If the Closing occurs, all closing conditions set forth in this Section 2.1 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Purchaser.

2.2 Conditions to the Company’s and the Seller’s Obligations. The obligations of the Company and the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions as of the Closing Date:

(a) the representations and warranties of the Purchaser contained in Article 5 will be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent that the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement, and (ii) for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date, except to the extent that the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement); provided, however, that for the purposes of this Section 2.2(a), qualifications as to materiality contained in such representations and warranties shall not be given effect;

(b) the Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) the applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d) no judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) the Escrow Agent and the Purchaser shall have each executed and delivered signatures to the Escrow Agreement to the Seller; and

(f) the Purchaser shall have delivered to the Seller a certificate of an authorized officer of the Purchaser in the form set forth in Exhibit B, dated as of the Closing Date, stating that the conditions specified in Section 2.2(a) and Section 2.2(b) have been satisfied.

If the Closing occurs, all closing conditions set forth in this Section 2.2 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Seller.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the schedules accompanying this Agreement (each a “Schedule” and, collectively, the “Disclosure Schedules”), the Company represents and warrants to the Purchaser as follows:

3.1 Organization, Qualification and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business as presently conducted by it, makes such qualification or licensing necessary, except in such jurisdictions (other than the jurisdiction of its formation, organization, or incorporation, as applicable) where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. The Governing Documents of the Company are in full force and effect, and the Company is not in material breach or violation of any provision contained in its Governing Documents. Complete and correct copies of the Governing Documents of the Company, as amended and in effect as of the date of this Agreement, have been provided to the Purchaser. The Company has all requisite corporate power and authority to (a) own, lease and operate its assets and properties and to carry on its business as presently conducted, except where the failure to have such power or authority would not have a Material Adverse Effect, and (b) enter into this Agreement and each Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

3.2 Subsidiaries. The capitalization of each of the Company’s Subsidiaries as of the date hereof is set forth on Schedule 3.2, which schedule sets forth, with respect to each such Subsidiary, (i) its name and its jurisdiction and form of organization, (ii) its authorized, issued and outstanding Capital Stock, and (iii) the number and percentage of shares of its outstanding Capital Stock held by the Company or any Subsidiary of the Company. All of the issued and outstanding Capital Stock of the Company’s Subsidiaries are duly authorized and validly issued, fully paid and non-assessable, and are held beneficially and of record by the Persons and in the amounts set forth on Schedule 3.2 free and clear of any and all Liens, other than any restrictions on transfer imposed by state and federal securities laws, and have been issued in compliance with applicable Law and the Governing Documents of the applicable Subsidiary. None of the Capital Stock of the Company’s Subsidiaries was issued in violation in any respect of any purchase or call option, right of first refusal, subscription right, preemptive right, or any similar right, and none of the Company or any of its Subsidiaries is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of such Capital Stock. Except as set forth on Schedule 3.2, the Company does not have any Subsidiaries. Except as set forth on Schedule 3.2, the Company does not own or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions (other than the jurisdiction of its formation, organization, or incorporation, as applicable) where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect, taken as a whole. The Governing Documents of each of the Company’s Subsidiaries are in full force and effect, and none of the Company’s Subsidiaries is in material breach or violation of any provision contained in its Governing Documents. Complete and correct copies of the Governing Documents of each of the Company’s Subsidiaries, as amended and in effect as of the date of this Agreement, have been provided to the Purchaser. Each of the Company’s Subsidiaries has all requisite corporate (or the equivalent thereof) power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted, except where the failure to have such power or authority would not have a Material Adverse Effect. Except as set forth on Schedule 3.2, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of any Subsidiary of the Company, (b) securities convertible or exchangeable into capital stock of any Subsidiary of the Company, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of any Subsidiary of the Company or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary of the Company.

3.3 Authorization; Valid and Binding Agreement; No Breach; Governmental Consents.

(a) The execution, delivery and performance of this Agreement and each of the Transaction Documents to which the Company is or will be a party, and the performance by the Company of its obligations hereunder and thereunder (including the consummation of the transaction contemplated hereby and thereby) have been (or with respect to the Transaction Documents to which the Company is or will be a party, will be at or prior to the Closing) duly authorized by all necessary corporate (or equivalent) action on the part of the Company and the Company’s Affiliates, and no other action, approval, or proceeding (including by its equityholders) on the part of the Company or its Affiliates is necessary to authorize or enter into this Agreement and each of the Transaction Documents to which the Company is or will be a party or to consummate the transaction contemplated hereby or thereby. This Agreement has been, and each of the Transaction Documents to which the Company is or will be a party will be at or prior to the Closing, duly executed and delivered by the Company and constitutes, or will constitute when executed, as applicable, valid, legal and binding obligations of the Company, in each case (assuming that this Agreement has been, and each of the Transaction Documents to which the Company is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against the Company in accordance with each of their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding in equity or at Law) (the “Bankruptcy and Equity Exception”).

(b) Except as set forth on Schedule 3.3(b), the execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which the Company is or will be a party does not, and the consummation of the transactions contemplated hereby or thereby do not and will not, with or without notice, lapse of time, or both (i) assuming that each of the consents, authorizations and approvals referred to in Schedule 3.3(c) (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the notices and filings referred to in Schedule 3.3(c) and under the HSR Act are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Company or any of its Subsidiaries, (ii) conflict with or violate any of the provisions of the Company’s or its Subsidiaries’ Governing Documents, (iii) result in any breach of, constitute a default under, violate, or result in the creation of any Lien upon any assets of the Company or its Subsidiaries under, any (A) Material Contract, (B) Lease, or (C) Permit of the Business, or (iv) conflict with, or result in the creation of any Lien upon, any of the Interests or any of the assets or properties of the Company and its Subsidiaries, except, in the case of clauses (iii) or (iv), as would not be or reasonably be expected, individually or in the aggregate, to be material to the Business.

(c) Except as set forth on Schedule 3.3(c), neither the Company nor any of its Subsidiaries is required to obtain any consent, approval or authorization of any Governmental Authority or submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, other than any such consents, approvals, authorizations, notices or filings (i) required under the HSR Act, (ii) that may be required by reason of the Purchaser’s participation in the transactions contemplated hereby or (iii) the failure of which to obtain would not, individually or in the aggregate, be material to the Business.

3.4 Interests. Schedule 3.4 sets forth the Company’s issued and outstanding equity securities as of the date hereof. The Seller is the record owner of the Interests and owns such Interests free and clear of all Liens, other than any restrictions on transfer imposed by state and federal securities laws. All of the Interests are duly authorized and are validly issued, fully paid and non-assessable, and have been issued in compliance with applicable Law and the Governing Documents of the Company. None of the Interests were issued in violation in any respect of any purchase or call option, right of first refusal, subscription right, preemptive right, or any similar right, and none of the Seller, the Company or any of their Affiliates is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Interest. Except as set forth on Schedule 3.4, the Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as set forth on Schedule 3.4, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of the Company, (b) securities convertible or exchangeable into capital stock of the Company, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

3.5 Financial Statements.

(a) Schedule 3.5(a) contains correct and complete copies of (i) the Company’s and its Subsidiaries’ audited consolidated balance sheets as of December 31, 2022 and as of December 31, 2021, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and (ii) the Company’s and its Subsidiaries’ unaudited consolidated balance sheet as of October 31, 2023 (the “Latest Balance Sheet”), and statements of operations, stockholders’ equity and cash flows for the ten-month period then ended (the “Interim Financial Statements” and together with the financial statements described in clause (ii), the “Financial Statements”).

(b) The Financial Statements were derived from the books and records of the Company and its Subsidiaries, and have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition, results of operations and changes in cash flows of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the Interim Financial Statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments (which are not material to the Business, either individually or in the aggregate).

(c) Except as set forth on Schedule 3.5(c), neither the Company nor any of its Subsidiaries has any Liabilities, except for Liabilities (i) reflected or reserved against on the Financial Statements (including any notes thereto), (ii) incurred after the date of the Latest Balance Sheet in the Ordinary Course of Business, none of which is a Liability for violation of Law, breach of Contract, breach of warranty, tort, misappropriation or infringement, (iii) under this Agreement or any Transaction Document, (iv) to be included in the computation of Closing Indebtedness, Closing Net Working Capital or Closing Transaction Expenses or (v) that has not had and would not reasonably be expected to have a Material Adverse Effect.

(d) Schedule 3.5(d) sets forth a full and complete list of all bank accounts and safe deposit boxes of the Company, the number of each such account or box, and the names of the Persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.

3.6 Absence of Certain Developments. Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect. Except as set forth on Schedule 3.6 or except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet to the date hereof, neither the Company nor any of its Subsidiaries has:

(a) amended or modified its articles of incorporation or bylaws (or equivalent governing documents);

(b) sold, assigned, transferred, licensed, leased, abandoned or otherwise disposed any of its material assets, or mortgaged, pledged, or imposed any Lien upon any of its material assets, except, in each case, in the Ordinary Course of Business;

(c) sold, assigned, transferred or any granted licenses for any material Intellectual Property owned by the Company or its Subsidiaries, except in the Ordinary Course of Business;

(d) failed to maintain the validity or enforceability of material Patents or material Trademarks which are, or would otherwise have been, included in the Owned Intellectual Property, including by failure to make any requisite filings, renewals, or payments with applicable patent and trademark offices in applicable jurisdictions;

(e) issued, sold, transferred, split, combined, reclassified, redeemed or repurchased any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(f) made any material capital investment in or acquisition of, either by purchase of stock or securities, contribution to capital, property transfers, merger or purchase of all or substantially all of the property or assets, or otherwise, or made any material loan to, any other Person (other than a Subsidiary of the Company);

(g) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock, except for dividends or distributions made by the Company’s Subsidiaries to their respective parents in the Ordinary Course of Business or tax distributions made in the ordinary course of business;

(h) made any material capital expenditures or commitments therefor, except in the Ordinary Course of Business;

(i) failed to take reasonable steps to maintain the confidentiality of any material trade secrets included in the Owned Intellectual Property;

(j) entered into, modified, amended or terminated any Contract providing for employment or engagement of any individual service provider of the Company or any of its Subsidiaries providing annual compensation in excess of $250,000, except for any such Contract which can be unilaterally terminated by the employer of such individual or service provider for any reason without notice or waiting periods and without incurring any Liability;

(k) except as required by applicable Law, or as provided by an existing Plan, (i) established, adopted, entered into, terminated, or amended any Plan or plan, program, policy, practice, agreement, or arrangement that would be a Plan if it had been in effect as of the date of this Agreement, (ii) granted or paid, or committed to grant or pay, any (1) bonus, incentive, or other similar payment or benefit, or (2) equity or equity-related award or profit‑sharing award or other similar payment or benefit (including profits interests or other equity interests in or related to the Seller or any of its Affiliates) to any employee or individual service provider to the Company or any of its Subsidiaries, (iii) increased, or committed to increase, the amount of wages, salary, bonuses, commissions, fringe benefits, severance, or other compensation, benefits, or remuneration payable to any employee or individual service provider to the Company or any of its Subsidiaries, other than increases to employees’ base salary or base wages in the Ordinary Course of Business which do not exceed 3% of such individual’s prior wages or salary and for which the Purchaser has been notified in writing prior to the Closing, (iv) took any action to accelerate any payment or benefit, the vesting, payment or funding (through a grantor trust or otherwise) of any equity, equity-based, or non-equity based award, or other payment or benefit, payable or to become payable to any employee or individual service provider to the Company or any of its Subsidiaries, or (v) lend any money to employee or individual service provider to the Company or any of its Subsidiaries, other than reasonable and normal advances to employees for bona fide expenses in the Ordinary Course of Business;

(l) hired or terminated any Person who is (or upon hire would be) an employee of the Company or any of its Subsidiaries, except (i) in the Ordinary Course of Business with respect to an employee whose annual compensation does not exceed $150,000, (ii) for terminations for cause, or (iii) for terminations of any reason with respect to an employee whose annual compensation does not exceed $150,000;

(m) implemented a mass layoff, plant closure, group termination, or other material reduction in force that triggers any liability under the WARN Act or similar legislation with respect to, or which would otherwise could affect any, employee of the Company or any of its Subsidiaries;

(n) made any material change in the manner in which the Company and its Subsidiaries generally extend discounts or credits to customers, other than in the Ordinary Course of Business;

(o) amended, modified or waived any Material Contract, terminated any Material Contract other than terminations pursuant to the expiration of the term of any such Material Contract, or entered into a Contract that would be a Material Contract;

(p) sold, leased, subleased, licensed or otherwise granted any Person the right to occupy any Leased Real Property;

(q) permitted Seller or any Affiliate of Seller to grant, enter into, amend, modify or extend any equity incentive award or Plan;

(r) adopted a plan of liquidation, dissolution, merger, amalgamation, consolidation or other reorganization;

(s) made any material change in the Company’s or its Subsidiaries’ policies or practices with respect to the payment of accounts payable or accrued expenses or the collection of the accounts receivables or other receivables, including the acceleration or deferral of the payment or collection thereof, as applicable, in each case, other than in the Ordinary Course of Business;

(t) entered into any transaction between the Company or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than the Company or any of its Subsidiaries), on the other hand;

(u) made any material change in the Company’s or its Subsidiaries’ accounting methods, principles or practices, in each case, other than in the Ordinary Course of Business or as required by GAAP;

(v) except in the Ordinary Course of Business, incurred, assumed or guaranteed any indebtedness for borrowed money, other than indebtedness which will be extinguished in full prior to or in connection with Closing;

(w) made any loans or advances to any Person, other than to the Company or a Subsidiary of the Company in the Ordinary Course of Business;

(x) negotiated or entered into any labor agreement, collective bargaining agreement, or any other labor-related agreement or arrangement with any labor union, labor organization, with respect to any employee of the Company or any of its Subsidiaries, or recognized or certified any labor union, labor organization or group of employees as the bargaining representative of any employee of the Company or any of its Subsidiaries;

(y) initiated, settled, cancelled, compromised, released or provided a waiver with respect to any Action relating to the Company or any of its Subsidiaries involving more than $150,000 individually or $250,000 in the aggregate;

(z) with respect to the Company or any of its Subsidiaries (including for this purpose actions that would affect the Purchaser with respect to the Company or any of its Subsidiaries after the Closing), changed the Tax residency of the Company or any of its Subsidiaries, made or changed any material Tax election in a manner inconsistent with the Ordinary Course of Business, settled or compromised any Action in respect of material Taxes, changed any Tax accounting period or method of Tax accounting, filed any Tax Return in a manner inconsistent with the Ordinary Course of Business, entered into any material Tax sharing or similar agreement (other than Contracts entered into with third parties in the Ordinary Course of Business the primary purpose of which is not Taxes), filed any amended Tax Return, surrendered any right to a material Tax refund, or extended or waived the statute of limitations applicable to any material Tax claim or assessment; or

(aa) committed, whether orally or in writing, to do any of the foregoing.

3.7 Title to Properties.

(a) Except as set forth on Schedule 3.7(a), the Company and each of its Subsidiaries owns good title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property shown to be owned or leased by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 3.7(a), the assets, properties (including real property), and rights of the Company and its Subsidiaries, and the employment of the employees of the Company and its Subsidiaries (including those employees set forth on Schedule 3.17(a)), in the aggregate(i) constitute all of the material assets, properties (including real property), and rights used in the conduct of the Business as conducted as of the date of this Agreement, and (ii) are sufficient for the conduct of the Business immediately after the Closing in all material respects in the same manner as conducted immediately prior to the Closing. All machinery, equipment, and other tangible assets and properties owned or leased by the Company or any of its Subsidiaries, or which any of the Company or any of its Subsidiaries has a right to use (including all buildings, structures, improvements, fixtures, building systems, and all components thereof included in the Leased Real Property (the “Improvements”)), (i) are in good working order, operating condition, and state of repair (ordinary wear and tear excepted), (ii) are, to the extent leased (including the Leased Real Property), in all material respects in the condition required of such assets or properties by the terms of the lease applicable thereto, and (iii) have been maintained in the Ordinary Course of Business and, to the extent applicable, in accordance in all material respects with applicable manufacturer guidelines and recommendations, and no maintenance on any such assets or properties has been deferred in contemplation of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.7(a), to the Company’s knowledge, there are no material structural deficiencies or latent defects affecting any of the Improvements.

(b) Schedule 3.7(b) contains a correct and complete list, as of the date hereof, of all real property leased, subleased, licensed or occupied by the Company or any of its Subsidiaries (as lessee, sublessee or licensee as applicable) (the “Leased Real Property”) and a description of each lease, sublease, license or other agreement under which the Company or any of its Subsidiaries leases, subleases or otherwise occupies the Leased Real Property, as the same may have been amended, supplemented or otherwise modified from time to time (the “Leases”). The Seller has delivered to the Purchaser a true, complete and correct copy of each Lease. With respect to each Lease, (i) the Company has a good and valid leasehold, subleasehold, or license interest in the underlying Leased Real Property and such Lease is in full force and effect, (ii) the Company is not, and to the knowledge of Seller, no other party to such Lease is in breach thereof or default thereunder and (iii) there does not exist under such Lease any event which, with the giving of notice or lapse of time, would constitute such a breach or default by the Company or any of its Subsidiaries or, to the knowledge of the Seller, any other party thereto.

(c) Neither the Company nor any of its Subsidiaries owns any real property and, since the Acquisition Date, neither the Company nor any of its Subsidiaries has owned any real property.

(d) Neither the Company nor any of its Subsidiaries has (i) subleased, licensed or granted any occupancy right in any of the Leased Real Property (or any portion thereof) to any Person, or (ii) pledge, mortgaged, deeded in trust, collaterally assigned or similarly encumbered any interest in the Leases, which lease, sublease, license, pledge, mortgage, deed of trust, assignment or encumbrance is presently in effect.

(e) Except for the Leased Real Property, neither the Company nor any of its Subsidiaries presently occupy, or is legally obligated for, nor has an interest in, or otherwise uses on a continuous basis, any Real Property.

(f) The Leased Real Property is in adequate condition, reasonable wear and tear excepted, and has been maintained by the Company (to the extent such maintenance is the Company’s obligation under any Lease) in a manner materially consistent with standards required in the Leases.

(g) Except as set forth on Schedule 3.7(g), all initial construction and installation work required of the Company or any of its Subsidiaries under the Leases has been fully performed, paid for, and accepted.

(h) Neither the Company nor any of its Subsidiaries owes any brokerage or leasing commissions or other compensation with respect to or on account of any of the Leases or any extension or renewal thereof.

3.8 Tax Matters.

(a) Except as set forth on Schedule 3.8(a), the Company and its Subsidiaries have filed all income Tax Returns and all other material Tax Returns which are required to be filed by them (taking into account any extensions of time to file), and such Tax Returns are correct, complete and accurate in all material respects. All Taxes due and payable by the Company and the Subsidiaries have been paid, whether or not shown on such Tax Returns, and all Taxes not yet due and payable have been properly accrued on the Company’s books and records.

(b) Except as set forth on Schedule 3.8(b), the Company and its Subsidiaries have timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party, and complied with all information reporting (including Internal Revenue Service Forms W-2 and 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(c) There are no Liens (other than Permitted Liens) for Taxes upon any assets of the Company or its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group other than a group the common parent of which is the Company, and neither the Company nor or any of its Subsidiaries has liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(e) No deficiency for any Taxes has been proposed, asserted or assessed in writing against the Company or its Subsidiaries that has not been resolved and paid in full, and the Company or its Subsidiaries have not received in writing any request for information related to Tax matters that has not been resolved. No waiver, extension or comparable consent given by the Company Entities regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending (other than automatic extensions for filing Tax Returns consistent with past practice). There is no pending Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns of any of the Company or its Subsidiaries, nor has there been any notice to any of the Company or its Subsidiaries by any taxing authority regarding any such audit or other proceeding.

(f) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(g) Neither the Company nor any of its Subsidiaries has participated in a reportable transaction within the meaning of Section 6707A(c) of the Code or Treas. Reg. § 1.6011-4.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement (other than any agreement entered into in the Ordinary Course of Business, the primary purpose of which is not Taxes).

(i) All transactions that could give rise to an underpayment of Tax (within the meaning of Section 6662 of the Code) were reported by the Company and its Subsidiaries in a manner for which there is substantial authority or were adequately disclosed on its Tax Returns as required in accordance with Section 6662(d)(2)(B) of the Code.

(j) No claim has been made in writing by a taxing authority in a jurisdiction where any of the Company or its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has requested or received a ruling from any governmental entity or signed any binding agreement with any governmental entity that might affect the amount of Tax due from the Company or its Subsidiaries after the Closing Date. No power of attorney with respect to Taxes has been executed or filed with any governmental entity by or on behalf of the Company or its Subsidiaries.

(l) Each of the Company and its Subsidiaries has delivered or made available to Purchaser correct and complete copies of all income and other material Tax Returns, examination reports and statements of deficiencies filed by, assessed against, or agreed to by the Company or its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries is required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481(a) of the Code for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid, advance payment, or deposit amount received or deferred revenue accrued on or prior to the Closing Date, (iii) improper use of accounting method or change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax laws) executed on or prior to the Closing Date, or (v) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), and to the Knowledge of Seller, the IRS has not proposed in writing any such adjustment or change in accounting method.

(n) Except as set forth on Schedule 3.8(n), neither the Company nor any of its Subsidiaries is party to any agreement, contract, arrangement or plan that has resulted in or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(o) There are currently no limitations on the utilization of net interest expense deductions, or similar items, of the Company or its Subsidiaries under Section 163 of the Code.

(p) Neither the Company nor any of its Subsidiaries is required to include any amount within their U.S. taxable income for the current or any future tax period by reason of Section 951(a) of the Code including, without limitation, any currently owing, accrued or deferred items of income pursuant to Section 965 of the Code, arising from actions or events occurring on or before the Closing Date.

(q) Neither the Company nor any of its Subsidiaries is subject to Tax in any non-U.S. jurisdiction (or any political subdivision thereof) by virtue of having a permanent establishment in, fixed place of business in, nexus with or otherwise with respect to any such non-U.S. jurisdiction.

(r) The Company and its Subsidiaries are in compliance with all applicable transfer pricing Laws (including Section 482 of the Code and its corresponding Treasury Regulations and any corresponding or similar provision of state, local or non-U.S. Law), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.

(s) Neither the Company nor any of its Subsidiaries has (i) received or claimed any Tax credits under Sections 7001 through 7005 of the Families First Act, and (ii) has received or claimed any Tax credits under Section 2301 of the CARES Act.

(t) Each of the Company and its Subsidiaries is, and has been since its inception, a C corporation for U.S. federal income Tax purposes other than Ibex Motion, LLC, which is a disregarded entity. Other than equity interests in one of the Subsidiaries, neither the Company nor any of its Subsidiaries owns (directly or indirectly) any equity interests in any other Person. Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for federal income Tax purposes.

3.9 Contracts and Commitments.

(a) Schedule 3.9(a) sets forth a complete and correct list of the following Contracts, to which the Company or any of its Subsidiaries is party or by which any of their respective assets or properties are bound (together with each other Contract made available to Purchaser to which the Company or any of its Subsidiaries is a party or by which any of its respective assets or properties are bound, collectively, the “Material Contracts”):

(i) any collective bargaining agreement or other Contract with any labor union;

(ii) any Contract for the employment or engagement of any officer or individual employee or individual independent contractors on a full-time or part-time basis providing for annual compensation in excess of $250,000;

(iii) any Contract providing for change in control benefits or a retention bonus, transaction completion bonus, or other similar payment, including as a result of this Agreement or the transactions contemplated by this Agreement;

(iv) any Contract relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien (other than a Permitted Lien) on any of the assets or properties of the Company or any of its Subsidiaries;

(v) any lease or agreement under which the Company or any of its Subsidiaries is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental payments exceed $250,000;

(vi) any lease or agreement under which the Company or any of its Subsidiaries is lessor of, or permits any third party to hold or operate any personal property owned or controlled by the Company or any of its Subsidiaries, for which the annual rental payments exceed $250,000;

(vii) any Lease;

(viii) any Contract with a Material Customer or a Material Supplier;

(ix) any partnership, joint venture, shareholder, investment, or similar Contract involving the sharing of profits;

(x) any Contract providing for any commitment with respect to any capital expenditures of the Company or any of its Subsidiaries that are in excess of $500,000;

(xi) any Contract containing covenants of the Company or any of its Subsidiaries prohibiting or limiting the right of the Company or any of its Subsidiaries to (A) compete in any line of business, (B) acquire any product or other asset or any services from any Person, (C) sell, transfer, pledge, or otherwise dispose of any product or other asset, (D) perform any services for any Person, (E) solicit the services or employment of any Person, or (F) prohibit or restrict the ability to conduct business with any Person or in any geographical area;

(xii) any Contract for the disposition of any material assets or properties of the Company and its Subsidiaries, outside the Ordinary Course of Business;

(xiii) any agreements relating to any completed material business acquisition by the Company or any of its Subsidiaries (x) since the Acquisition Date, or (y) pursuant to which the Company or any of its Subsidiaries has any continuing obligations;

(xiv) any Contract or plan (including any profits interest, stock option, merger and/or stock bonus plan) for the issuance, sale, grant, exercise, award, purchase, repurchase or redemption, vesting, or voting of any of the Capital Stock of the Seller or any of its Affiliates, or the grant of a profits interest, stock option, or similar equity interest, or any warrants, convertible notes, or other rights to purchase or otherwise acquire any such Capital Stock or other securities, or options, warrants, or other rights therefor, related to or for the benefit of any employee of the Company or any of its Subsidiaries;

(xv) material license agreement granting a third party a license to material Intellectual Property owned by the Company or any of its Subsidiaries, or otherwise relating to the use in the Business of any third party Intellectual Property;

(xvi) material license agreement granting the Company or any of its Subsidiaries a license to material Intellectual Property owned by a third party that is or held for use in the Business (“Licensed Intellectual Property”), excluding any licenses for commercially and widely available unmodified off-the-shelf software;

(xvii) any Contract relating to loans to any employee of the Company or any of its Subsidiaries, director or other individual service provider (other than loans and advances under a Tax qualified retirement plan in the Ordinary Course of Business);

(xviii) any Contract relating to the settlement or conciliation of any Action in the last three years and providing for payment by the Company or an of its Subsidiaries of more than $250,000 or pursuant to which the Company or an of its Subsidiaries will have any outstanding monetary obligation after the date of this Agreement;

(xix) any Affiliate Agreement;

(xx) any other Contract or group of related Contracts reasonably expected to result in the payment to the Company or any of its Subsidiaries by any other Person of more than $1,000,000 in any twelve (12) month period; and

(xxi) any other Contract or group of related Contracts reasonably expected to result in the payment by the Company or any of its Subsidiaries to any Person of more than $1,000,000 in any twelve (12) month period.

(b) The Company has made available to the Purchaser a complete and correct copy of all written Contracts which are referred to on Schedule 3.9(a), together with all amendments, exhibits, annexes, schedules or other supplements thereto, and the Company has made available to Purchaser a complete and correct summary of the material terms of any oral Contracts which are referred to on Schedule 3.9(a).

(c) Neither the Company nor any of its Subsidiaries is in default in any material respect under any Material Contract. Each Material Contract is in full force and effect and is the valid, legal and binding obligation on the Company or the Company’s Subsidiary that is a party to it and enforceable in accordance with its terms against the Company or such Subsidiary and, to the Company’s knowledge, each other party thereto, subject to the Bankruptcy Equity Exception. The Company and its Subsidiaries and their respective Affiliates and, to the Company’s knowledge, each other party thereto, are not in default or breach in any material respect of its obligations under any Material Contract, and to the Company’s knowledge, no event has occurred which, with or without notice, lapse of time, or both, would reasonably be expected to result in a breach or default under any Material Contract, or give any Person the right to cancel, modify, or terminate any Material Contract. Except as set forth on Schedule 3.8(c), none of the Company or any of its Subsidiaries has provided, or has received any written or, to the Company’s knowledge, oral, notice of termination, cancellation, non-renewal or material modification with respect to any Material Contract.

3.10 Intellectual Property.

(a) Schedule 3.10(a) is a correct and complete listing of the Intellectual Property owned by the Company or its Subsidiaries (the “Owned Intellectual Property”), including all: (i) patents and patent applications; (ii) trademark registrations and applications; (iii) uniform resource locators, domain names and social media accounts; (iv) copyright registrations and applications; and (v) material unregistered trademarks.

(b) The Company or its Subsidiaries, as the case may be, own and possess all right, title and interest in and to the Owned Intellectual Property. The Company or its Subsidiaries are the owner of, or have sufficient rights to display or make available, all content, data, and other information displayed or made available, as applicable, on all websites associated with any domain name included in the Owned Intellectual Property.

(c) Except as set forth on Schedule 3.10(c), neither the Company nor any of its Subsidiaries has received any written notices from any third party and there are no legal proceedings asserted, pending, or threatened with respect to infringement of any third party Intellectual Property by the Company or any of its Subsidiaries.

(d) Except as set forth on Schedule 3.10(d), neither the Company nor any of its Subsidiaries is currently infringing the Intellectual Property of any third party in any material aspect and, to the Company’s knowledge, no third party is currently infringing any Intellectual Property owned by the Company or any of its Subsidiaries.

(e) The Owned Intellectual Property and the Licensed Intellectual Property constitutes all the Intellectual Property used in or necessary for the conduct of the Business as currently conducted, and is sufficient for such purposes.

(f) All officers, directors, employees, agents, consultants and contractors of the Company and its Subsidiaries who have contributed to or participated in the conception or development, or both, of the Owned Intellectual Property have either (i) conceived or developed the Intellectual Property within the scope of their employment and/or been a party to “work-made-for-hire” arrangements or agreements with the Company or its Subsidiaries complying with applicable national and state law that has accorded the Company and its Subsidiaries full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) executed appropriate assignments in favor of the Company and its Subsidiaries that have conveyed to the Company and its Subsidiaries full, effective and exclusive ownership of all tangible and intangible property arising in connection with the scope of their services to the Company and its Subsidiaries.

(g) The Company and its Subsidiaries take and have taken commercially reasonable actions at least consistent with industry-standard practice to protect the confidentiality, integrity and security of all trade secrets and confidential information stored or contained in the Owned Intellectual Property or transmitted thereby from any unauthorized use, access, disclosure, destruction or modification, and no such use, access, disclosure, destruction or modification has occurred. The Company and its Subsidiaries have at all times enforced a policy of requiring officers, directors, employees, agents, consultants and contractors to execute proprietary information, confidentiality and assignment agreements protecting the secrecy, confidentiality and value of such trade secrets or confidential information. The documentation relating to all material trade secrets of the Company and its Subsidiaries is current, accurate and sufficient in detail and content to identify and explain such trade secrets and to allow their full and proper use in the Business without reliance on the knowledge or memory of any individual.

(h) The Owned Intellectual Property is subsisting, valid, enforceable and in full force and effect, and has not expired or been cancelled or abandoned. No Owned Intellectual Property is subject to any outstanding consent, settlement, decree, order, injunction, judgment, or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property. There are no Liens on the Owned Intellectual Property except Permitted Liens.

3.11 Litigation. Except as set forth on Schedule 3.11, there are no, and since the Acquisition Date there has not been any, material Actions pending or, to the Company’s knowledge, threatened by or against the Company, any of its Subsidiaries or the Seller (in relation to the Business), at law or in equity, or before or by any Governmental Authority. The Company and its Subsidiaries are not subject to, and since the Acquisition Date have not been subject to, any outstanding material order, writ, injunction or decree.

3.12 Employee Benefit Plans.

(a) Schedule 3.12(a) sets forth a true and complete list of all material Plans. For purposes of this Agreement, the term “Plans” means any “employee benefit plans” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), bonus, equity or equity-based, deferred compensation or other material employee benefit plans, programs or arrangements that are sponsored or maintained by the Company or any of its Subsidiaries, other than any offer letter or other employment agreement that does not provide for severance and/or change in control payments. Each of the Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) has received a favorable determination letter from the Internal Revenue Service or is a prototype or pre-approved plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype or pre-approved plan. There is no circumstance that could reasonably be expected to result in the revocation of such favorable determination letter, opinion letter or advisory letter. Each Plan complies in form and in operation in all material respects with its terms and the requirements of applicable Laws, including the Code and ERISA.

(b) All contributions, premiums, fees or charges due and owing to or in respect of any Plan for periods on or before the Closing have been paid in full or properly accrued by the Company or its Subsidiaries prior to the Closing in accordance with the terms of such Plan and all applicable Laws, and no Taxes are owing as a result of any Plan. Neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which such Company or Subsidiary could reasonably be expected to become subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Code Section 4975 or 4976. There are no pending or threatened in writing or, to the Company’s knowledge, orally, investigations, claims, suits, grievances or other proceedings, and there are not facts that could reasonably give rise thereto, involving, directly or indirectly, any Plan, or any rights or benefits thereby (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

(c) All reports and descriptions to the extent applicable (including Form 5500 annual reports, Forms 1094-C and 1095-C, summary annual reports, summaries of benefits and coverage and summary plan descriptions) have been timely filed and distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Plan.

(d) The Company has made available to the Purchaser true and complete copies of (i) the current version of each written Plan document, summary plan description, trust agreements, insurance contracts, individual agreements, service agreements, and all related contracts and documents with respect to each Plan, (ii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the DOL and the IRS), (iii) the most recent determination or opinion letter received from the Internal Revenue Service regarding the tax-qualified status of any Plan, if any, (iv) the three most recent Form 5500 annual reports for each Plan to the extent such annual report is required under ERISA, and (v) all closing letters, audit finding letters, revenue agent findings and similar documents, within the three (3) years prior to the Closing Date.

(e) Neither the Company nor any of its Subsidiaries has made or committed to make any increase in contributions or benefits under any Plan that would become effective either on or after the Closing Date. No insurance policy or any other agreement affecting any Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder.

(f) Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes or has any material liability under (i) any employee benefit plan that is subject to Title IV of ERISA or (ii) any “multiemployer plan” (as such term is defined under Section 3(37) of ERISA), and neither the Company nor any of its Subsidiaries has ever contributed to a multiemployer plan. No employer other than the Company and its Subsidiaries is permitted to participate or participates in the Plans. No leased employee (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Plan.

(g) Neither the Company nor any of its Subsidiaries has any obligation to provide post-employment group health, life or other welfare benefits other than as required under Section 4980B of the Code or any comparable state Law. Schedule 3.12(g) sets forth a complete list of each individual who elected to continue any eligible Plan under Section 4980B of the Code or similar state Law including the name, Plans continued, the beginning date of continuation and expected end date.

(h) Except as set forth on Schedule 3.12(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, termination, change in control payments, golden parachute, forgiveness of Indebtedness or otherwise) becoming due to current or former employees of the Company or any of its Affiliates (including any key employee) from the Company or any of its Affiliates under any employment agreements or Plan or otherwise; (ii) increase any benefits otherwise payable under any employment agreement or Plan or otherwise; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(i) The Company and/or its Affiliates can terminate each Plan without further Liability to the Company and/or its Affiliates, other than benefits described in such Plans which vested prior to termination and other than costs in the normal course associated with terminating any Plans, including costs necessary to satisfy any notice periods described in such Plan documents or funding vehicles.

(j) All nonqualified deferred compensation plans (as defined in Section 409A(d)(1) of the Code) of the Company are in material compliance with Section 409A of the Code and neither the Plans nor this transaction will cause a participant in such Plans to be subject to the Tax imposed by Code Section 409A(a)(1)(B).

(k) Except as set forth on Schedule 3.12(k), each Plan has at all times complied in all material respects with all provisions of the Patient Protection and Affordable Care Act, to the extent applicable, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage to “full-time” employees (as those terms are defined in Section 4980H of the Code and related regulations), and the payment of the applicable penalty, and the applicable employer information reporting provisions under Section 6055 of the Code and Section 6056 of the Code and related regulations.

(l) Except as set forth on Schedule 3.12(l), the Company is not reasonably expected to incur or be subject to, any material Tax, penalty or other liability that may be imposed under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended. No action or omission of the Company or and Affiliate in any way restricts, impairs or prohibits the Company, any Affiliate or any successor from amending, merging, or terminating any Plan in accordance with the express terms of any such Plan and applicable Law.

3.13 Insurance. Schedule 3.13 contains a complete and correct list of all insurance policies under which the Company or of its Subsidiaries is a named insured or otherwise beneficiary of coverage (including the name of the insurer), including policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company and its Subsidiaries, but other than any policy related to a Plan. Except as set forth on Schedule 3.13, (i) neither the Company, nor any of the Company’s Subsidiaries, has received any notice from the insurer under any insurance policy set forth on Schedule 3.13 disclaiming coverage, reserving rights with respect to a particular claim or such policy in general, or canceling or materially amending (including with respect to any material increase in premiums) any such policy, (ii) there is no claim, suit, or other matter currently pending in respect of which the Company or any of its Subsidiaries has received such a notice, there are no open claims with any insolvent insurers under any such policy, and neither the Company, nor any of the Company’s Subsidiaries, has failed to give any notice or present any claims under any such policy in a due and timely fashion as required by the terms of such policy, (iii) no event has occurred which, with or without notice, lapse of time, or both, would constitute a breach or default or permit termination of any such policy, (iv) in the last five years, no policy limits of any such policies have been exhausted or materially eroded or reduced and insurance policies providing substantially similar insurance coverage have been in effect continuously, and (v) all premiums and other amounts due and payable on or prior to the date hereof for each insurance policy set forth on Schedule 3.13 have been duly paid, and all such policies or extensions or renewals thereof in the amounts described are valid, binding, and enforceable against the Company and its Subsidiaries who are parties thereto, and, to the Company’s knowledge, the counterparties thereto, and are in full force and effect and, to the Company’s knowledge, will be outstanding and duly in full force and effect without interruption until the Closing Date, and their termination is not threatened.

3.14 Compliance with Laws.

(a) Except as set forth on Schedule 3.14, the Company and each of its Subsidiaries is, and has been since the Acquisition Date, in compliance in all material respects with all applicable Laws.

(b) The Company and each of its Subsidiaries holds all material Permits, licenses, approvals, certificates and other authorizations of and from all, and have made all declarations and filings with, Governmental Authorities necessary for the lawful ownership and conduct of the Business as presently conducted (collectively, the “Material Permits”) , and each such Material Permit is in full force and effect and the Company and its Subsidiaries are in compliance, in all material respects, with all such Material Permits, and all fees and charges due and payable on or prior to the date hereof with respect to such Material Permits have been duly paid in full. Since the Acquisition Date, neither the Company, nor any of the Company’s Subsidiaries, has received any written or, to the Company’s knowledge, oral notice of, or been formally charged by a Governmental Authority with, the violation in any material respect of any Laws or alleging that it is in default, breach, or violation in any respect of, or that seeks the revocation or termination of, any Material Permit.

(c) Except as set forth in Schedule 3.14(c), since the Acquisition Date, the Company has not (i) experienced any actual, alleged, or suspected material data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written, or to the Company’s knowledge, oral notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and, to the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

3.15 Environmental Compliance and Conditions.

(a) The Company and its Subsidiaries have obtained and possess all material Permits, licenses and other authorizations required under any Laws or regulations concerning occupational health and safety, human health, natural resources, pollution or protection of the environment that were enacted and in effect on or prior to the Closing Date, including all such Laws and regulations relating to the emission, discharge, Release or threatened Release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes (including per- and poly-fluoroalkyl substances, petroleum and asbestos and including any chemicals, materials or substances defined or prescribed, either alone or in any combination, in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous constituents”, “restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants”, “pollutants”, “toxic pollutants”, “dangerous goods”, “wastes”, “deleterious substances”, “special waste”, “radioactive”, or words of similar meaning and regulatory effect under any Law or regulation concerning occupational health and safety, human health, natural resources, pollution or protection of the environment) (collectively, “Hazardous Substances”)into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances (“Environmental and Safety Requirements”). All such Permits, licenses and other authorizations are (i) listed on Schedule 3.15(a), (ii) valid and in good standing, and there has been no cancellation, revocation, material violation, defaults or material breaches thereunder on the part of the Company or any of its Subsidiaries, and (iii) in full force and effect and no suspension or cancellation thereof is pending, threatened in writing, or to the Knowledge of the Seller, threatened orally. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, cancellation, suspension, lapse or limitation of any such Permits, licenses or other authorizations.

(b) Except as set forth on Schedule 3.15(b), the Company and its Subsidiaries are, and since the Acquisition Date have been, in compliance in all material respects with all terms and conditions of such Permits, licenses and authorizations required under Environmental and Safety Requirements and are, and since the Acquisition Date have been, also in compliance in all material respects with all other Environmental and Safety Requirements.

(c) Except as set forth on Schedule 3.15(c), neither the Company nor any of its Subsidiaries has received, since the Acquisition Date, any written, or to the Company’s knowledge oral, notice of actual or alleged non-compliance, violations or liabilities arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Company and its Subsidiaries or their facilities and arising under Environmental and Safety Requirements. Since the Acquisition Date, neither the Company nor any of its Subsidiaries has settled any allegation of material non-compliance, violation or liability under any Environmental and Safety Requirement.

(d) Neither the Company nor any of its Subsidiaries has contractually assumed any liability under any Environmental and Safety Requirement, or contractually indemnified another party for any liability under any Environmental and Safety Requirement.

(e) Neither the Company nor any of its Subsidiaries has caused, permitted or arranged the generation, manufacturing, refining, treatment, transportation, storage, handling, Release, transfer, production, disposal or processing of, or any exposure of any person to, any Hazardous Substances, except in material compliance with and as would not be expected to give rise to material liability under, any Environmental and Safety Requirement.

(f) There are no Hazardous Substances at, on, in, under, to or from the Leased Real Property that would reasonably be expected to result in a material liability of the Company or any of its Subsidiaries under any Environmental and Safety Requirement.

(g) Copies of all material reports and documents relating to environmental matters, including environmental site assessments, studies and reports, affecting the Company or any of its Subsidiaries, or any Leased Real Property, which are in the possession of the Seller, the Company or any of its Subsidiaries, have been made available to the Purchaser.

3.16 Affiliated Transactions. Except as set forth on Schedule 3.16 and except with respect to any Plan, no officer, director or Affiliate of the Company or any of its Subsidiaries or, to the Company’s knowledge, any individual in such officer’s or director’s immediate family is a party to any material Contract with the Company or any of its Subsidiaries or has any material interest in any material property used by the Company and its Subsidiaries (each such Contract, an “Affiliate Agreement”).

3.17 Employees.

(a) Schedule 3.17(a) sets forth the names of all employees, contractors, and consultants who are currently, or have within the last twelve (12) months, performed services on behalf of the Company or any of its Subsidiaries. For each individual identified, Schedule 3.17(a) contains the (i) title, (ii) most recent rate of compensation, (iii) date of hire or date of contracting, (iv) termination date (if applicable), (v) indication of full- or part-time status, and (vi) for employees, whether they are exempt or non-exempt from federal and state overtime requirements. Each individual identified on Schedule 3.17(a) has at all times been properly classified as a contractor or employee and those classified as employees have been properly classified and paid as exempt or non-exempt from overtime pay. The Company has paid or made provision for payment of all amounts payable by the Company to any individual required to be identified on Schedule 3.17(a) accrued through the Closing Date.

(b) Except as set forth on Schedule 3.17(b), since the Acquisition Date: (i) none of the Company’s nor any Subsidiary’s employees has been nor is subject to a collective bargaining agreement and no collective bargaining agreements are currently being negotiated by the Company or any of its Subsidiaries; (ii) neither the Company nor any of its Subsidiaries has experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute, and no such dispute is presently underway or, to the Company’s knowledge, threatened; (iii) to the Company’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries and no such effort has occurred; and (iv) neither the Company nor any of its Subsidiaries has received notification of any material grievances, complaints or charges that have been filed against the Company or any of its Subsidiaries under any dispute resolution procedure (including any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed. Neither the Company nor any of its Subsidiaries has received written notice of pending or threatened changes of employment status with respect to (including resignation of) the senior management of the Company or its Subsidiaries.

(c) Except as set forth on Schedule 3.17(c), Company is, and has been since the Acquisition Date, in material compliance with all applicable laws related to employment and employment practices.

(d) Since the Acquisition Date, there have been no pending actions or audits brought against or involving the Company or any of its officers, directors, or managers by any employee, contractor or consultant of the Company, or by any Governmental Authority charged with enforcing employment laws.

3.18 Brokerage. Except for the fees and expenses of Harris Williams LLC that will be satisfied at Closing pursuant to Section 1.4(f), no broker, finder, financial advisor, investment banker, or other Person is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements or understandings (written or oral, express or implied) made, or Contracts entered into, by or on behalf of the Seller, the Company or their Affiliates.

3.19 Customers and Suppliers. Schedule 3.19 sets forth a complete and correct list of: (a) the ten largest customers of the Company and its Subsidiaries (measured by aggregate dollars billed) during the fiscal year ended December 31, 2022 (collectively, the “Material Customers”), and (b) the ten largest suppliers of materials, products, or services to the Company and its Subsidiaries (measured by aggregate dollars spent) during the fiscal year ended December 31, 2022 (collectively, the “Material Suppliers”). Except as set forth on Schedule 3.19, since December 31, 2022, no Material Customer or Material Supplier has cancelled, terminated, relinquished, waived, released, or materially adversely changed the pricing or any other material terms of its business relationship or any Contract with the Company or its Subsidiaries, or notified the Company or its Subsidiaries of any intent to do so.

3.20 Products. With respect to any express or implied warranty or guaranty as to goods sold, or services provided, by the Company or its Subsidiaries, there is no pending or, to the knowledge of the Company, threatened claim alleging any material breach thereof, other than as reserved against in the Financial Statements. Except as set forth on Schedule 3.20, each service provided or product manufactured, sold, or delivered by the Company or its Subsidiaries has been in material conformity with all service or product specifications in any applicable Contract, express or implied warranties and all applicable Laws. There are no claims pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries with respect to the quality of or absence of defects in such products or services of the Company or its Subsidiaries that would reasonably be expected to result in a material Liability to, or otherwise materially and adversely effect, the Company and its Subsidiaries (taken as a whole) (including any material claims or Actions for replacement of any products or any extraordinary product returns). Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), since the Acquisition Date, there have been no material product recalls, withdrawals, or seizures with respect to any products of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries have any material Liability to any Person in connection with the provision of products or services not reserved against in the Financial Statements.

3.21 Inventory; Accounts Receivable. All inventory (including finished goods inventory and work in process inventory) of the Company and its Subsidiaries (a) to the knowledge of the Company, consists, in all material respects, of a quality and quantity saleable or usable by the Business in the Ordinary Course of Business, (b) to the extent now on hand and purchased after the date of the Latest Balance Sheet, was purchased in the Ordinary Course of Business, and (c) has been valued in accordance with GAAP. All accounts receivable reflected on the Latest Balance Sheet have arisen in the Ordinary Course of Business, represent legal, valid, binding and enforceable obligations owed to the Company and its Subsidiaries and are not, to the knowledge of the Company, subject to any contests, claims, counterclaims or setoffs.

3.22 Regulatory Matters.

(a) The Company and its Subsidiaries have no knowledge of any actual or threatened enforcement action or investigation by the Food and Drug Administration (the “FDA”) or any other similar foreign Governmental Authority that has jurisdiction over the products or operations of the Company or its Subsidiaries. The Company or its Subsidiaries have no knowledge or reason to believe that the FDA or Governmental Authority is considering such action. The operation of the business of the Company and its Subsidiaries, including the manufacture, import, export, testing, development, processing, packaging, labeling, or storage of all medical devices is, and at all times has been, in material compliance with all applicable Laws and permits.

(b) All material reports, documents, claims, permits and notices required to be filed with, maintained for or furnished to the FDA or Governmental Authority have been so filed, maintained or furnished by the Company or its Subsidiaries. All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing), such that no liability exists with respect to such filing, and remain complete and accurate.

(c) The Company or its Subsidiaries have not received any FDA Form 483, notice of adverse finding, Warning Letters, untitled letters or other correspondence or notice from the FDA or Governmental Authority alleging or asserting noncompliance with any applicable laws or permits, including without limitation all good manufacturing practices and quality systems regulation regulations, and the Company and its Subsidiaries have no knowledge or reason to believe that the FDA or any other Governmental Authority is considering such action.

(d) The Company and its Subsidiaries are not registered or listed as the manufacturer of record for any medical device with the FDA, and no medical devices are marketed, promoted, or sold by or on behalf of the Company or its Subsidiaries.

(e) The Company and its Subsidiaries have not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any medical device. The Company and its Subsidiaries are not aware of any facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any medical device manufactured by the Company or its Subsidiaries, or (ii) any enforcement action affecting any of the Company’s or the Company’s Subsidiaries’ manufacturing facilities. The Company and its Subsidiaries have not received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any medical device produced at any facility where any medical device is manufactured, tested, processed, packaged or held for sale.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules, the Seller represents and warrants to the Purchaser as follows:

4.1 Organization and Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full limited liability company power and authority to enter into this Agreement and each Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

4.2 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each of the Transaction Documents to which the Seller is or will be a party, and the performance by the Seller of its obligations hereunder and thereunder (including the consummation of the transaction contemplated hereby and thereby) have been (or with respect to the Transaction Documents to which the Seller is or will be a party, will be at or prior to the Closing) duly authorized by all necessary corporate (or equivalent) action on the part of the Seller and the Seller’s Affiliates, and no other action, approval, or proceeding (including by its equityholders) on the part of the Seller or its Affiliates is necessary to authorize or enter into this Agreement and each of the Transaction Documents to which the Seller is or will be a party or to consummate the transaction contemplated hereby or thereby. This Agreement has been, and each of the Transaction Documents to which the Seller is or will be a party will be at or prior to the Closing, duly executed and delivered by the Seller and constitutes, or will constitute when executed, as applicable, valid, legal and binding obligations of the Seller, in each case (assuming that this Agreement has been, and each of the Transaction Documents to which the Seller is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against the Seller in accordance with each of their respective terms, except for the Bankruptcy and Equity Exception.

4.3 No Breach. The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents to which the Seller is or will be a party does not, and the consummation of the transactions contemplated hereby or thereby do not and will not, with or without notice, lapse of time, or both (i) assuming that each of the consents, authorizations and approvals referred to in Schedule 3.3(c) (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the notices and filings referred to in Schedule 3.3(c) and under the HSR Act are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Seller, the Company or any of their Subsidiaries, (ii) conflict with or violate any of the provisions of the Seller’s Governing Documents, (iii) result in any breach of, constitute a default under, violate, or result in the creation of any Lien upon any assets of the Company or its Subsidiaries under, any (A) Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is, or any of its assets or properties are, bound, (B) Lease, or (C) Permit of the Business, or (iv) conflict with, or result in the creation of any Lien upon, any of the Interests or any of the assets or properties of the Company and its Subsidiaries, except, in the case of clauses (iii) or (iv), as would not be or reasonably be expected, individually or in the aggregate, to be material to the Business or otherwise have a material adverse effect on the ability of the Seller to perform any of its material obligations under this Agreement.

4.4 Governmental Consents. The Seller is not required to obtain any consent, approval or authorization of any Governmental Authority or submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, other than any such consents, approvals, authorizations, notices or filings (a) required under the HSR Act, (b) that may be required by reason of the Purchaser’s participation in the transactions contemplated hereby or (c) the failure of which to obtain would not, individually or in the aggregate, be material to the Business or have a material adverse effect on the ability of the Seller to perform any of its material obligations under this Agreement.

4.5 Litigation. There are no Actions pending or, to the Company’s knowledge, threatened against the Seller at law or in equity, or before or by Governmental Authority, which would have, or would reasonably be expected to have, a material adverse affect on the Seller’s ability to consummate the transactions contemplated by this Agreement, or otherwise prevent or materially delay the Closing.

4.6 Ownership. The Seller is the record owner of the Interests.

Article 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller and the Company as follows:

5.1 Organization and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and has full corporate power and authority to enter into this Agreement and each Transaction Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

5.2 Authorization: Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each of the Transaction Documents to which the Purchaser is or will be a party, and the performance by the Purchaser of its obligations hereunder and thereunder (including the consummation of the transaction contemplated hereby and thereby) have been (or with respect to the Transaction Documents to which the Purchaser is or will be a party, will be at or prior to the Closing) duly authorized by all necessary corporate (or equivalent) action on the part of the Purchaser and the Purchaser’s Affiliates, and no other action, approval, or proceeding (including by its equityholders) on the part of the Purchaser or its Affiliates is necessary to authorize or enter into this Agreement and each of the Transaction Documents to which the Purchaser is or will be a party or to consummate the transaction contemplated hereby or thereby. This Agreement has been, and each of the Transaction Documents to which the Purchaser is or will be a party will be at or prior to the Closing, duly executed and delivered by the Purchaser and constitutes, or will constitute when executed, as applicable, valid, legal and binding obligations of the Purchaser, in each case (assuming that this Agreement has been, and each of the Transaction Documents to which the Purchaser is or will be a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto at or prior to the Closing), enforceable against the Purchaser in accordance with each of their respective terms, except for the Bankruptcy and Equity Exception.

5.3 No Breach. The Purchaser is not subject to or obligated under its certificate or articles of incorporation, its bylaws (or similar organizational documents), any applicable law, or rule or regulation of any Governmental Authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by the Purchaser’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.4 Governmental Consents. Except as set forth on Schedule 5.4, the Purchaser is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, other than any such consents, approvals, authorizations, notices or filings (a) required under the HSR Act, (b) that may be required by reason of the Seller’s participation in the transactions contemplated hereby or (c) the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to perform any of its material obligations under this Agreement.

5.5 Litigation. There are no Actions pending or, to the Purchaser’s knowledge, threatened against the Purchaser at law or in equity, or before or by Governmental Authority, which would have, or would reasonably be expected to have, a material adverse affect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement, or otherwise prevent or materially delay the Closing.

5.6 Brokerage. No broker, finder, financial advisor, investment banker, or other Person is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements or understandings (written or oral, express or implied) made, or Contracts entered into, by or on behalf of the Purchaser or any Affiliate of the Purchaser for which the Seller, the Company or their respective Affiliates may become liable.

5.7 Investment Representation. The Purchaser is acquiring the Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Purchaser acknowledges that the Interests have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities laws and that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the Interests are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws.

5.8 Financing. The Purchaser has and shall have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date. The Purchaser affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that the Purchaser obtains financing for the transactions contemplated by this Agreement.

5.9 Solvency. Assuming (i) the representations and warranties of the Company and the Seller contained in this Agreement are true in all material respects, (ii) the material compliance by the Seller and the Company with their respective obligations hereunder, and (iii) the representation and warranty below as if it were made with respect to the Company and its Subsidiaries as of the date hereof would be accurate, and immediately after giving effect to the transactions contemplated hereby, the Purchaser and the Company and its Subsidiaries (on a consolidated basis) (a) shall be able to pay their respective debts as they become due, (b) shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) the Purchaser, the Company and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made by the Purchaser, and no obligation is being incurred by the Purchaser in connection with the transactions contemplated by this Agreement, with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or its Subsidiaries.

Article 6
COVENANTS OF THE COMPANY AND THE SELLER

6.1 Conduct of the Business.

(a) From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 8.1, except as otherwise expressly provided for by this Agreement, required by Law or consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Seller and the Company shall, and shall cause the Company’s Subsidiaries to, (i) conduct the businesses of the Company and its Subsidiaries in the Ordinary Course of Business, (ii) use commercially reasonable efforts to preserve present relationships and goodwill with suppliers, customers, landlords, employees, agents and other Persons, in each case having business dealings with the Company or any of its Subsidiaries, (iii) use commercially reasonable efforts to maintain a cash balance such that the Company’s Closing Cash remains greater than or equal to the Required Operating Cash amount, which cash shall be held in the Company’s main checking account as of Closing; provided that, the foregoing notwithstanding, the Company and/or any of its Subsidiaries may use up to all available cash to repay any Closing Transaction Expenses or Indebtedness prior to the Closing, for distributions or dividends or for any other purpose, but only to the extent that the Company’s Closing Cash remains greater than or equal to the Required Operating Cash amount.

(b) From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 8.1, except as otherwise expressly provided for by this Agreement, required by Law or consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Company will not, and will not permit any of its Subsidiaries to, intentionally take any action which, if taken after the date of the Latest Balance Sheet and prior to the date hereof, would have been required to be disclosed on Schedule 3.6 pursuant to Section 3.6. Notwithstanding anything to the contrary in this Section 6.1(b), the Company’s and its Subsidiaries’ failure to take any action prohibited by this Section 6.1(b) will not be a breach of Section 6.1(a).

6.2 Access to Books and Records. From the date hereof until the Closing Date, to the extent permitted by Law, the Company shall provide the Purchaser and its authorized representatives (the “Purchaser’s Representatives”) with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Company and its Subsidiaries in order for the Purchaser to have the opportunity to make such investigation as it shall reasonably desire; provided, however, that (i) such access shall not unreasonably interfere with the conduct of the businesses of the Company and its Subsidiaries and shall not extend to any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation, and (ii) the foregoing shall not apply with respect to any information the disclosure of which would, in the Company’s reasonable discretion, waive any privilege, violate any Law or breach any duty of confidentiality owed to any Person. The Purchaser acknowledges that it remains bound by the Confidentiality Agreement, between Novanta, Inc. and the Seller dated September 16, 2023 (the “Confidentiality Agreement”) and that all information it obtains as a result of access under this Section 6.2 shall be subject to the Confidentiality Agreement. The provision of any information pursuant to this Agreement by or on behalf of the Company shall not expand the remedies available hereunder to the Purchaser or its Affiliates under this Agreement in any manner.

6.3 Regulatory Filings.

(a) The Seller and the Company shall, as promptly as practicable (and, in the case of any filing pursuant to the HSR Act, no later than November 22, 2023), make or cause to be made all filings and submissions under any Laws applicable to the Seller the Company and its Subsidiaries for the consummation of the transactions contemplated herein (which filing under the HSR Act shall specifically request early termination of the waiting period prescribed by the HSR Act, if available). The Seller and the Company agree to use their reasonable best efforts to take, or cause to be taken, all actions necessary to expeditiously consummate the transactions contemplated by this Agreement, including using reasonable best efforts to make all necessary government filings required of it, provide any information required for and cooperate with the Purchaser to make all regulatory filings contemplated in Section 7.4, respond to government requests for information, and otherwise obtain all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals. Notwithstanding the foregoing, the Seller shall not extend any waiting period under the HSR Act or enter into any agreement with a Governmental Authority with respect to the transactions contemplated by this Agreement, except with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

(b) In furtherance of Section 6.3(a), the Seller and the Company shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation and (ii) use reasonable best efforts to cause any applicable waiting periods or other requirements under the HSR Act and all other applicable antitrust and competition Laws to terminate or expire at the earliest possible date (including, if applicable, with respect to filings under the HSR Act, seeking “early termination” of the waiting period under the HSR Act, if available). The Seller and the Company shall (A) promptly notify the Purchaser of any written communication to the Seller, the Company or any of their Affiliates from any Governmental Authority and, subject to applicable Law and reasonable confidentiality considerations, permit the Purchaser to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the Purchaser in connection therewith), (B) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement unless the Seller or the Company consults with the Purchaser in advance and, to the extent permitted by such Governmental Authority, gives the Purchaser the opportunity to attend and participate thereat and (C) furnish the Purchaser with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between the Seller, the Company and their Affiliates and each of their respective representatives, on the one hand, and any Governmental Authority and/or members of its staff, on the other hand, with respect to this Agreement. The Seller and the Company, on the one hand, and the Purchaser, on the other hand, shall fully coordinate their efforts and cooperate with regard to any inquiries or requests by a Governmental Authority. In fulfilling their obligations hereunder, to the extent reasonably required by privilege or confidentiality considerations, the parties may limit communications hereunder to the other parties’ outside counsel only.

6.4 Conditions. The Company shall use commercially reasonable efforts to cause the conditions set forth in Section 2.1 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article 2 (other than those to be satisfied at the Closing, but subject to the satisfaction of those conditions).

6.5 Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Section 8.1, the Seller and the Company shall not take, and shall not permit any of their Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to: (i) solicit, initiate discussions or engage in negotiations with any Person (whether such negotiations are initiated by the Seller, the Company, an Affiliate, a third party or otherwise), other than the Purchaser or its Affiliates, relating to the possible acquisition of any material portion of the equity or assets of the Company or any of its Subsidiaries (whether by way of merger, purchase of equity, purchase of assets, loan or otherwise) (an “Acquisition Transaction”); (ii) provide non-public information or documentation with respect to the Company or any of its Subsidiaries to any Person, other than the Purchaser or its Affiliates or its or their representatives, relating to an Acquisition Transaction; or (iii) enter into any definitive agreement with any Person, other than Purchaser or its Affiliates effecting an Acquisition Transaction. Immediately up execution of this Agreement, the Company shall, and shall cause its representatives to (x) terminate any and all existing discussions or negotiations with any Person other than Purchaser or its Affiliates regarding an Acquisition Transaction, and (y) request that each Person to which the Company has provided confidential information relating to the Company and its Subsidiaries and has afforded access to, and engaged in discussions with, in connection with a proposed Acquisition Transaction, promptly return and/or destroy any such information in accordance with the terms of the non-disclosure agreement such Person entered into with the Company. The Seller and the Company further agree to promptly notify the Purchaser of the receipt of any oral or written offer, indication of interest, proposal, or inquiry relating to an Acquisition Transaction.

6.6 Further Actions. The Company shall take the actions set forth on Schedule 6.6.

6.7 Section 280G. If any individual may receive any payment or benefit that individually or in the aggregate would be a “parachute payment” under Section 280G of the Code in connection with the Transaction (either alone or in combination with any other event relating to the Closing), then prior to the Closing, the Company shall use its reasonable best efforts to obtain an enforceable written waiver from each such individual, pursuant to which the individual shall have irrevocably waived his or her rights to some or all of such payments and benefits so that all remaining such payments and benefits applicable to such individual shall not individually or in the aggregate constitute a “parachute payment” (such waived payments and benefits, the “Waived 280G Benefits”). Promptly following the execution of such waivers, and prior to the Closing, the Company shall solicit a vote of the Waived 280G Benefits from its stockholders in the manner provided under Section 280G(b)(5)(B) of the Code and its associated Treasury Regulations; provided, that in the event the Closing occurs prior to the completion of such solicitation process, such solicitation process shall be permitted to be completed within a reasonable period of time following the Closing such that eligible shareholders of the Company shall be entitled to submit a vote with respect to the Waived 280G Benefits within such reasonable period of time following the Closing. For the avoidance of doubt, in no event shall the occurrence of the Closing prior to the completion of such solicitation process or the completion of the solicitation process within a reasonable period of time following the Closing constitute a breach by the Company of the covenant contained in this Section 6.7. To the extent that any of the Waived 280G Benefits are not approved by the stockholders as contemplated above such Waived 280G Benefits shall not be made or provided in any manner. Following the completion of the solicitation process as contemplated above, the Company shall deliver to the Purchaser evidence that a vote of the stockholders was solicited in accordance with the foregoing provisions of this Section 6.7 and that either (A) the requisite number of votes was obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (B) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

Article 7
COVENANTS OF THE PURCHASER

7.1 Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause the Company and each of its Subsidiaries to, provide the Seller and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable notice, to the books and records of the Company and its Subsidiaries in connection with any reasonable request related to a period prior to the Closing; provided, however, that (i) such access shall not unreasonably interfere with the conduct of the business of the Purchaser, the Company or any of its Subsidiaries, and (ii) the foregoing shall not apply with respect to any information the disclosure of which would, in the Purchaser’s reasonable discretion, waive any privilege, violate any Law or breach any duty of confidentiality of any Person. Unless otherwise consented to in writing by the Seller, the Purchaser shall not, and shall not permit the Company and each of its Subsidiaries to, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or any of its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior notice to the Seller and offering to surrender to the Seller such books and records or any portion thereof which the Purchaser, the Company or any of its Subsidiaries may intend to destroy, alter or dispose of.

7.2 Director and Officer Liability and Indemnification.

(a) For a period of six years after the Closing Date, the Purchaser shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify any indemnification or exculpation provision in the Company’s or any of its Subsidiaries’ articles of incorporation, bylaws, certificate of formation, limited liability company agreement or other similar governing documents as in effect immediately prior to the Closing in any manner that would adversely affect the rights thereunder of individuals who, on or prior to the Closing, were directors, officers, managers, employees or holders of equity interests of the Company or its Subsidiaries (each, a “D&O Indemnitee”), unless required by applicable Law; provided, however, that with respect to any claim for indemnification by any Purchaser Indemnified Parties under Article 9 of this Agreement (the “Agreement Claims”), the D&O Indemnitees shall not be entitled to make any claim for indemnification for the Agreement Claims against any of the Purchaser, the Company, or any of their Subsidiaries or their Affiliates, by reason of the fact that such person was an employee, agent, manager, director and/or officer of the Company or any of its Subsidiaries.

(b) At the Closing, the Purchaser shall, or shall cause the Company to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming all D&O Indemnitees as direct beneficiaries with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. For a period lasting from the date of this Agreement to the sixth anniversary of the Closing Date, the Purchaser shall not, and shall cause the Company and its Subsidiaries not to, cancel or change such insurance policies in any respect.

(c) If the Purchaser, the Company or any of its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with, merge into or amalgamate with any other Person and shall not be the continuing or surviving corporation or entity of such consolidation, merger or amalgamation or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser and the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 7.2. The provisions of this Section 7.2 are intended for the benefit of, and will be enforceable by, each and every current and former officer and director of the Company and its Subsidiaries and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise. The provisions of this Section 7.2 shall survive for a period of six years following the consummation of the Closing.

7.3 Employment and Benefit Arrangements.

(a) From and after the Closing Date, the Purchaser shall cause the Company and its Subsidiaries to honor all employment, severance, termination, consulting, individual retirement, deferred compensation, retention, and other incentive compensation arrangements and agreements (including the Plans) set forth on Schedule 3.12(a) to which the Company and/or any of its Subsidiaries is a party with respect to the employees or other individual service providers of the Company or any of its Subsidiaries, as such arrangements and agreements are in effect on the Closing Date (it being understood that this Section 7.3 shall not be deemed to prohibit the Purchaser, the Company or any of its Subsidiaries from amending, modifying, replacing or terminating such arrangements and agreements in accordance with their terms). The Purchaser shall take all actions required so that Continuing Employees shall receive credit for all service with the Company and its Subsidiaries or their predecessors earned prior to the Closing Date for all purposes under all benefit and compensation plans, programs, policies, agreements, and arrangements maintained by the Purchaser or any of its Affiliates in which the Continuing Employees (and/or their dependents) may become eligible to participate following the Closing Date, including, as applicable, the Plans (the “Purchaser Benefit Plans”), provided that no such service credit shall result in the duplication of benefits for the same period of service. The Purchaser and its Affiliates shall waive or cause to be waived all waiting periods, pre-existing conditions or actively-at-work requirements applicable to the Continuing Employees or their dependents under the Purchaser Benefit Plans and shall take commercially reasonable efforts to give Continuing Employees credit under the Purchaser Benefit Plans that are group health plans for deductibles, co-insurance and out-of-pocket payments that have been incurred under the Plans that are group health plans during the plan year in which such Continuing Employees begin participating in the Purchaser Benefit Plans that are group health plans. For the twelve month period following the Closing Date, the Purchaser shall take all actions so that each Continuing Employee who continues to be employed by the Purchaser or the Company or any of its Subsidiaries (i) receives base compensation and bonus opportunities that are no less favorable than the base compensation and bonus opportunities provided by the Company or its Subsidiaries as of the date hereof, as set forth on Schedule 3.17(a), (ii) receives benefits that, in the aggregate, are substantially comparable to those benefits provided to or available to such Continuing Employee under the Plans set forth on Schedule 3.12(a) as in effect on the date hereof (excluding severance benefits, equity or equity-related incentives, retention, change in control, transaction or similar bonuses and arrangements, defined benefit pension, retiree health or welfare benefits, non-qualified retirement benefits, and non-qualified deferred compensation), and (iii) to the extent that any such Continuing Employee is terminated for other than “cause”, receives severance pay and benefits that are no less than the severance pay and benefits that would be payable to a similarly situated employee of the Purchaser under the Purchaser’s severance program or policy or other applicable plan or agreement in effect as of the date of termination.

(b) For a period of 90 days after the Closing Date, the Purchaser shall not, and shall not allow the Company or any of its Subsidiaries to, terminate employees of the Company or any of its Subsidiaries in such numbers as would trigger any liability under the WARN Act or similar legislation. The Purchaser shall cause the Company and its Subsidiaries to comply with any and all applicable notice or filing requirements under the WARN Act or similar legislation. The Purchaser and its Affiliates shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation §54.4980B-9.

(c) Nothing in this Section 7.3 (whether express or implied) shall (i) be considered or deemed to establish, amend, or modify any Plan or any other benefit or compensation plan, program, policy, agreement, arrangement, or contract or (ii) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the parties to this Agreement.

(d) Prior to the Closing, the Company shall have taken the necessary steps to (i) amend the Bearing Engineers, Inc. 401(k) Retirement Plan to permit that loan notes be transferred or directly rolled over to another plan that will accept the transfer or rollover of the note upon termination of such Plan, and (ii) terminate, or to cause its Subsidiaries to terminate, the Bearing Engineers, Inc. 401(k) Retirement Plan, which termination shall provide that all affected participants in such plan shall be fully vested in their account balances under such plan.

7.4 Regulatory Filings.

(a) The Purchaser shall, as promptly as practicable (and, in the case of any filing pursuant to the HSR Act no later than November 22, 2023), make or cause to be made all filings and submissions required of the Purchaser under any Laws applicable to the Purchaser for the consummation of the transactions contemplated herein (which filing under the HSR Act shall specifically request early termination of the waiting period prescribed by the HSR Act, if available). The Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to expeditiously consummate the transactions contemplated by this Agreement, including using reasonable best efforts to make all necessary government filings required of it, provide any information required for and cooperate with the Company to make all regulatory filings contemplated in Section 6.3, respond to government requests for information, and otherwise obtain all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals. Notwithstanding the foregoing, the Purchaser shall not extend any waiting period under the HSR Act or enter into any agreement with a Governmental Authority with respect to the transactions contemplated by this Agreement, except with the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall the Purchaser or any of its Affiliates be required to (i) consent to any divestitures or licenses of assets, supply or exchange agreements, or hold separate agreements, or (ii) avoid, resist, resolve or defend any suit or other action threatened or instituted by any Governmental Authority or other entity challenging the validity or legality, or seeking to restrain the consummation of the transaction contemplated by this Agreement. The Purchaser shall be responsible for all filing fees under the HSR Act and under any such other laws or regulations applicable to the Purchaser.

(b) In furtherance of Section 7.4(a), the Purchaser shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation and (ii) use reasonable best efforts to cause any applicable waiting periods or other requirements under the HSR Act and all other applicable antitrust and competition Laws to terminate or expire at the earliest possible date (including, if applicable, with respect to filings under the HSR Act, seeking “early termination” of the waiting period under the HSR Act, if available). The Purchaser shall (A) promptly notify the Seller of any written communication to the Purchaser or any of its Affiliates from any Governmental Authority and, subject to applicable Law and reasonable confidentiality considerations, permit the Seller to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the Seller in connection therewith), (B) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement unless the Purchaser consults with the Seller in advance and, to the extent permitted by such Governmental Authority, gives the Seller the opportunity to attend and participate thereat and (C) furnish the Seller with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between the Purchaser and its Affiliates and each of their respective representatives, on the one hand, and any Governmental Authority and/or members of its staff, on the other hand, with respect to this Agreement. The Seller and the Company, on the one hand, and the Purchaser, on the other hand, shall fully coordinate their efforts and cooperate with regard to any inquiries or requests by a Governmental Authority. In fulfilling their obligations hereunder, to the extent reasonably required by privilege or confidentiality considerations, the parties may limit communications hereunder to the other parties’ outside counsel only.

7.5 Conditions. The Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 2.2 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Article 2 (other than those to be satisfied at the Closing, but subject to the satisfaction of those conditions).

7.6 Contact with Customers, Suppliers and other Business Relations. From the date of this Agreement until the Closing, the Purchaser and the Purchaser’s Representatives may not, without the prior written consent of the Company, contact or communicate with any of the employees, customers, suppliers or other business relations of the Company or its Subsidiaries in connection with the transactions contemplated hereby.

Article 8
TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Seller;

(b) by the Purchaser, if there has been a violation or breach by the Company or the Seller of any covenant, representation or warranty of the Company or the Seller contained in this Agreement, or if any representation or warranty of the Company or the Seller is untrue, such that a condition to the Purchaser’s obligation to close under Section 2.1 would not be satisfied, and such condition to close has not been waived by the Purchaser or cured by the Company or the Seller prior to the earlier of (i) ten Business Days after receipt by the Seller of written notice thereof from the Purchaser or (ii) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if the Purchaser is then in violation or breach of any of its covenants, representations or warranties contained in this Agreement, and such violation or breach would be the primary cause of a condition set forth in Section 2.2 to not be satisfied;

(c) by the Seller, if there has been a violation or breach by the Purchaser of any covenant, representation or warranty of the Purchaser contained in this Agreement, or if any representation or warranty of the Purchaser is untrue, such that a condition to the Company’s and the Seller’s obligation to close under Section 2.2 would not be satisfied, and such condition to close has not been waived by the Seller or cured by the Purchaser prior to the earlier of (i) ten Business Days after receipt by the Purchaser of written notice thereof from the Seller or (ii) the Outside Date; provided, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if either the Seller or the Company is then in violation or breach of any of its covenants, representations or warranties contained in this Agreement, and such violation or breach would be the primary cause of a condition set forth in Section 2.1 to not be satisfied;

(d) by the Purchaser, if the transactions contemplated hereby have not been consummated on or before March 14, 2024 (the “Outside Date”); provided that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if the Purchaser’s breach of this Agreement is the primary cause of the failure to consummate the Closing by the Outside Date; or

(e) by the Seller, if the transactions contemplated hereby have not been consummated on or before Outside Date; provided that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if the Company’s or the Seller’s breach of this Agreement is the primary cause of the failure to consummate the Closing by the Outside Date.

The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other parties hereto.

8.2 Effect of Termination. In the event this Agreement is terminated by either the Purchaser or the Seller as provided pursuant to Section 8.1, the provisions of this Agreement shall immediately become void and of no further force and effect (other than the second sentence of Section 6.2, this Section 8.2 and Article 12 hereof which shall survive the termination of this Agreement), and there shall be no liability on the part of either the Purchaser and the Company, on the one hand, and the Seller, on the other hand, to one another, except for knowing and willful breaches of the provisions of this Agreement prior to the time of such termination. For the avoidance of doubt, any breach by the Purchaser of Section 5.8 or the failure by the Purchaser to consummate the transactions contemplated by this

Agreement if it is obligated to do so hereunder will be considered a knowing and willful breach of this Agreement. Nothing contained in this Article 8 will be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement. In the event of the termination of this Agreement by either the Purchaser or the Seller as provided pursuant to Section 8.1, the Confidentiality Agreement will survive the termination of this Agreement for a period of three years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term will be automatically amended to be extended for such additional three-year period).

Article 9
INDEMNIFICATION

9.1 Indemnification Obligations of the Seller. Subject to the provisions of this Article 9, from and after the Closing, the Seller shall indemnify and hold harmless the Purchaser, its Affiliates (including, after the Closing, the Company and its Subsidiaries) and their respective officers, directors, employees, managers, financial advisors, attorneys, accountants and other advisors, agents, and representatives, and their respective successors and assigns (each, a “Purchaser Indemnified Party”) from, against and in respect of any and all Losses arising out of, based upon or resulting from:

(a) any breach or inaccuracy of any Fundamental Representation;

(b) any breach of, or failure to comply with or perform, any covenant, obligation or agreement of the Seller or its Affiliates (including, prior to the Closing, the Company and its Subsidiaries) contained in this Agreement;

(c) any Closing Transaction Expenses or Closing Indebtedness to the extent not taken into account in the final determination of the Purchase Price pursuant to Section 1.5(b);

(d) Taxes (or the non-payment thereof) of, or attributable to, (A) the Company and its Subsidiaries for all taxable periods or portions thereof ending on or prior to the Closing Date, other than Taxes specifically reflected in the calculation of Closing Indebtedness, Closing Net Working Capital or Closing Transaction Expenses, and (B) any Person (other than the Company and its Subsidiaries) for which the Company and its Subsidiaries may be liable pursuant to Treasury Regulations Section 1.1502-6 (or any similar Laws), as a transferee or successor, by Contract or otherwise as a result of any transaction or event occurring on or prior to the Closing Date; and

(e) any matters set forth on Schedule 9.1(e).

9.2 Indemnification Obligations of the Purchaser. Subject to the provisions of this Article 9, from and after the Closing, the Purchaser shall indemnify and hold harmless the Seller, its Affiliates and their respective officers, directors, employees, managers, financial advisors, attorneys, accountants and other advisors, agents, and representatives, and their respective successors and assigns (each, a “Seller Indemnified Party”) from, against and in respect of any and all Losses arising out of, based upon or resulting from:

(a) any breach or inaccuracy of any representation or warranty by Purchaser contained in this Agreement; and

(b) any breach of, or failure to comply with or perform, any covenant, obligation or agreement of the Purchaser or its Affiliates contained in this Agreement or in or pursuant to any other Transaction Document to which they are a party.

9.3 Indemnification Claims.

(a) Any Purchaser Indemnified Party or Seller Indemnified Party seeking indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 9.1 or Section 9.2, as applicable, shall (i) promptly notify the Purchaser or the Seller, as applicable (the “Indemnifying Party”), of the Third-Party Claim, and (ii) as promptly as practicable, but in any event within 30 days of obtaining knowledge of such Third Party Claim, transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim and an estimate of any Losses expected to be incurred with respect thereto (if reasonably determinable). Notwithstanding the foregoing, the delay or failure to give the notice provided in, or in accordance with, this Section 9.3(a) will not relieve the Indemnifying Party of its obligations under this Article 9, except to the extent such Indemnifying Party is actually prejudiced by such delay or failure.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim (except in the case of an Excluded Matter) if the Indemnifying Party promptly notifies the Indemnified Party (and in any event within 30 days after having received any Claim Notice) in writing that it is exercising its right to defend the Indemnified Party against such Third-Party Claim. If the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (and reasonably approved by the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall have control of such defense and proceedings, including any compromise or settlement thereof; provided, that the Indemnifying Party shall not enter into any compromise or settlement of such claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation or breach of Law by the Indemnified Party in such settlement, (ii) the sole relief provided in such settlement is monetary in damages that are paid in full by the Indemnifying Party, and (iii) such settlement provides, in customary form, for the unconditional and full release of the Indemnified Party from all Liabilities in connection with such Third-Party Claim. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation unless, in the reasonable judgment of the Indemnified Party, there is a conflict of interest (including the availability to the Indemnified Party of one or more defenses that are not available to the Indemnifying Party) that would prevent the same counsel from representing both the Indemnified Party and the Indemnifying Party, in which case the Indemnified Party shall be entitled to retain one separate counsel, the reasonable costs and expenses of which shall be borne by the Indemnifying Party. Notwithstanding the foregoing, if a Third-Party Claim (i) primarily seeks non‑monetary relief, (ii) asserts Losses in excess of the applicable Liability cap set forth in Section 9.4 (after taking into account all prior and pending indemnifiable Losses) or (iii) involves a criminal proceeding against the Indemnified Party (each, an “Excluded Matter”), then, in each case, the Indemnified Party shall have the right to defend the applicable Third-Party Claim in accordance with Section 9.3(c) below.

(c) In the event of an Excluded Matter, or if the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b) within 30 days after receipt of any Claim Notice (or notifies the Indemnified Party within such time period that it elects not to defend the Indemnified Party) then, in each such instance, the Indemnified Party shall have the right to defend against the applicable Third-Party Claim and be reimbursed for its reasonable cost and expense in regard to such Third-Party Claim with counsel selected by the Indemnified Party in all appropriate proceedings. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) A claim for indemnification for any matter not involving a Third-Party Claim shall be asserted by notice to the applicable Indemnifying Party as promptly as practicable after (and in no event later than 30 days after) the date on which the Indemnified Party becomes aware of facts giving rise to the claim for indemnification, which notice shall describe in reasonable detail the nature of the claim and shall include, to the extent estimable, a reasonable estimate of the Losses expected to be incurred with respect thereto (if reasonably determinable). Notwithstanding the foregoing, the delay or failure to give the notice provided in, or in accordance with, this Section 9.3(d) shall not relieve the Indemnifying Party of its obligations under this Article 9, except to the extent such Indemnifying Party is actually prejudiced by such delay or failure.

9.4 Limitations. Notwithstanding anything to the contrary herein:

(a) the Seller’s aggregate Liability pursuant to Section 9.1(a) or Section 9.1(b) shall not exceed the consideration received by the Seller hereunder, except in the event of Fraud.

(b) the Purchaser’s aggregate Liability pursuant to Section 9.2 shall not exceed the Base Purchase Price, except in the event of Fraud.

(c) no Indemnifying Party shall have any Liability for, and Losses will not include, any punitive Losses, except to the extent any such Losses are awarded and paid with respect to a Third-Party Claim.

9.5 Payment. Subject to the terms of this Agreement, any indemnification payment required to be made by or on behalf of the Seller pursuant to this Article 9 will be paid as follows: (a) first, against the R&W Policy; and (b) the balance, if any, and to the extent such Losses are not recoverable under the R&W Policy, from the Seller. Seller covenants and agrees to retain a minimum of $4,500,000 of cash in liquid accounts for a period of 12 months following the Closing; provided, that, if there are any then-pending claims of any Purchaser Indemnified Party for indemnification or reimbursement pursuant to this Article 9 as of the 12 month anniversary of the Closing, Seller covenants and agrees to retain a minimum amount of cash equal to the aggregate amount of any such pending claims (not to exceed $4,500,000), until such claims are resolved in full pursuant to this Article 9.

9.6 Exclusive Remedies. From and after the Closing, the sole and exclusive remedy for any and all claims, Losses or other matters arising out of, under, or related to this Agreement, shall be the rights of indemnification set forth in this Article 9 (except in the case of Fraud, in which case the Indemnified Party shall have all rights and remedies available under this Agreement and available under Law), and no Person shall have any other entitlement, remedy, or recourse, whether in Contract, tort, strict liability, or otherwise. This Section 9.6 shall not operate to interfere with or impede the operation of the covenants contained in this Agreement that by their nature are required to be performed after the Closing, or with respect to a party’s right to seek injunctions, specific performance, and other equitable relief pursuant to Section 12.13. Notwithstanding anything to the contrary herein, and for the avoidance of doubt,

(a) the procedures set forth in Section 1.5 shall apply to the resolution of disputes contemplated thereby, and (b) nothing herein shall limit the recourse of the Purchaser against the insurer(s) or underwriter(s) under the R&W Policy.

9.7 Determination of Losses. Notwithstanding anything to the contrary in this Agreement, from and after the Closing, for purposes of determining whether there has been a breach and the amount of any Losses suffered by an Indemnified Party that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement, other than the representation and warranty set forth in the first sentence of Section 3.6 and the terms Material Contracts, Material Customers, Material Permits and Material Suppliers, shall be read without regard and without giving effect to the term(s) “material”, “Material Adverse Effect”, or other similar qualifications as to materiality, as if such words and surrounding related words (e.g., “reasonably be expected to”, and similar restrictions and qualifiers) were deleted from such representation, warranty, covenant, obligation, or agreement, except to the extent it qualifies an affirmative requirement to list specified items on the Disclosure Schedules.

9.8 Purchase Price Adjustment. Any amounts payable under Section 9.1 or Section 9.2 shall constitute an adjustment to the Purchase Price for Tax reporting purposes and all other purposes to the fullest extent permitted by applicable Law.

9.9 Survival. The parties hereby agree that (a) the representations and warranties contained in this Agreement (other than the Fundamental Representations) shall terminate upon the Closing, (b) the Fundamental Representations shall survive the Closing until the sixth anniversary of the Closing Date (such that claims may be brought for breaches thereof in accordance with Article 9 until such time), (c) the covenants, obligations, and agreements in this Agreement, to the extent performance or fulfillment thereof is required by their terms to be accomplished prior to the Closing, shall survive the Closing until the date that is 12 months following the Closing (such that claims may be brought for breaches thereof in accordance with Article 9 until such time), and (d) the covenants, obligations, and agreements in this Agreement, to the extent performance or fulfillment thereof is required by their terms to be accomplished at or following the Closing, shall survive the Closing in accordance with their respective terms and remain in full force and effect until such particular covenant, obligation, or agreement is fully performed or fulfilled as provided in this Agreement. Notwithstanding the foregoing, any claim for indemnification hereunder prior to the expiration of the applicable time periods specified above shall survive until finally resolved.

Article 10
ADDITIONAL COVENANTS

10.1 Tax Matters.

(a) Transfer Taxes. The Purchaser and the Seller shall each pay one-half of any transfer, documentary, sales, use, registration and real property transfer tax, stamp tax, excise tax, stock transfer tax, or other similar Tax and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) imposed on the Company or the Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Seller agrees to cooperate with the Purchaser in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(b) Tax Returns. The Seller shall prepare and timely file, or cause to be prepared and timely file, all Income Tax Returns of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date that are due after the Closing Date in a manner consistent with the past practice of the Company and its Subsidiaries, except as otherwise required by Law. All Transaction Tax Deductions shall be attributable to the Pre-Closing Tax Period to the maximum extent permitted by Law and shall be claimed as current deductions on the Income Tax Returns of the Company and its Subsidiaries for the taxable period ending on the Closing Date to the maximum extent permitted by Law. The Seller shall deliver to the Purchaser, for its review and comment, such Income Tax Returns as soon as reasonably practicable prior to, and in any event no less than fourteen (14) days prior to, the due date for filing such Income Tax Return and shall accept any reasonable comments to such Income Tax Returns to the extent they are received at least five (5) days prior to the due date for filing such Income Tax Returns.

(c) Disputes. Any dispute as to any substantive Tax matter covered by this Section 10.1 shall be resolved by the Dispute Resolution Firm pursuant to the procedures set forth in Section 1.5(a). If any dispute with respect to a Tax Return is not resolved prior to the due date for filing such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct, but the content of such Tax Return shall not prejudice, control or otherwise resolve the dispute hereunder and the liability, if any, of either party under this Agreement, and the parties shall amend the applicable Tax Return to reflect the final determination of the Dispute Resolution Firm with respect to the items in dispute.

(d) Straddle Period Allocation. For purposes of this Agreement, in the case of any Tax imposed with respect to a Straddle Period, the portion of such Tax that is allocable to the portion of such Straddle Period ending on the Closing Date shall be (i) in the case of any Taxes other than Income Taxes, Taxes based on receipts, sales or payments and other Taxes that are transaction based, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Income Taxes and Taxes based on receipts, sales or payments and other Taxes that are transaction based, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date, provided that all permitted allowances, credits, exemptions and deductions that are normally computed on the basis of an entire year period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the pre-Closing portion of the Straddle Period and the post-Closing portion of the Straddle Period in proportion to the number of days in each such period.

(e) Pre-Closing Tax Matters. Unless required by applicable Law, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Purchaser and its Affiliates shall not, and Purchaser and its Affiliates shall not permit the Company or its Subsidiaries to, take any of the following actions with respect to the Company or its Subsidiaries for, or that has retroactive effectiveness to, any taxable period ending on or before the Closing Date to the extent such action could adversely affect Seller: (i) amend or otherwise modify any Income Tax Return, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Income Tax or deficiency, (iii) make or change any Income Tax election or accounting method or practice, (iv) enter into any voluntary disclosure program or agreement with a taxing authority, or (v) settle any claim, audit or other proceeding with respect to Income Taxes.

(f) Cooperation. Subject to Section 10.1(a), (d) and (e), Purchaser, the Company and the Company’s Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the Seller, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes, inclusive (including any supporting work papers, schedules and documents). Such cooperation shall include the retention and the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries shall retain all books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any Tax periods and shall abide by all record retention agreements entered into with any taxing authority, and shall give the Seller reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that tax period, and the Company and its Subsidiaries shall allow the Seller to take possession of such books and records rather than destroying or discarding such books and records.

(g) Closing Tax Period. The parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company and its Subsidiaries for all Tax purposes, and Purchaser shall cause the Company and its Subsidiaries to join Purchaser’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) or similar provisions of U.S. state, local or non-U.S. Law) effective on the day after the Closing Date.

(h) Intermediary Transaction Tax Shelter. The Purchaser shall not take any action with respect to the Company or any of its Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

10.2 Acknowledgment.

(a) The Purchaser knowingly, willingly, irrevocably and expressly acknowledges and agrees on its own behalf and on behalf of the Purchaser Group, that it has conducted to its satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, liabilities, properties, contracts and prospects of the Company and its Subsidiaries, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article 3 or any Transaction Document, and the representations and warranties of the Seller expressly and specifically set forth in Article 4 or any Transaction Document, in each case, as qualified by the Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement and any Transaction Document, and that, for the avoidance of doubt, it has not relied on, is not relying on, and will not rely on the confidential information presentation and management presentation prepared by Harris Williams LLC (collectively, the “Information Presentation”), that certain datasite administered by SmartRoom (the “Dataroom”), the Projections or any other information, statements, disclosures (other than the Disclosure Schedules) or materials, in each case whether written or oral, provided by the Company or any of its Affiliates, or any failure of any of the foregoing to disclose or contain any such information, except to the extent expressly and specifically set forth in Article 3 or any Transaction Document or the representations and warranties of the Seller expressly and specifically set forth in Article 4 or any Transaction Document, in each case, as qualified by the Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement and any Transaction Document. The Purchaser knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group that: (i) the representations and warranties of the Company expressly and specifically set forth in Article 3 or any Transaction Document and the representations and warranties of the Seller expressly and specifically set forth in Article 4 or any Transaction Document, in each case, as qualified by the Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement and any Transaction Document, are the sole and exclusive representations, warranties, and statements of any kind made to the Purchaser and on which the Purchaser may rely in connection with the transactions contemplated by this Agreement and (ii) except for the representations and warranties of the Company expressly and specifically set forth in Article 3 or any

Transaction Document or the representations and warranties of the Seller expressly and specifically set forth in Article 4 or any Transaction Document, in each case, as qualified by the Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement and any Transaction Document, the Purchaser has not relied on (and the Seller and the Company expressly disclaim) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (A) the completeness or accuracy of, or any omission to state or to disclose, any information, including in the Information Presentation, the Dataroom, the Projections, meetings, calls or correspondence with management of the Company or any of its Subsidiaries, the Seller or any of their respective Affiliates except, in each case, solely to the extent required by the representations and warranties of the Company expressly and specifically set forth in Article 3 or any Transaction Document, or the representation and warranties of the Seller expressly and specifically set forth in Article 4 or any Transaction Document, in each case, as qualified by the Disclosure Schedules and in accordance with the express terms and conditions (including the limitations and exclusions) of this Agreement and any Transaction Document, and (B) any other statement relating to the historical, current or future business, financial condition, results of operations, assets, liabilities, properties, contracts and prospects of any of the Company or its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets, are in each case, specifically disclaimed by the Company, on its behalf and on behalf of each Seller Party. The Purchaser, on its own behalf and on behalf of the Purchaser Group, knowingly, willingly, irrevocably and expressly: (x) disclaims reliance on the items in clause (ii) of the immediately preceding sentence and (y) acknowledges and agrees that it has relied on, is only relying on and will only rely on, the items in clause (i) of the immediately preceding sentence, in each case, except for the representations and warranties of the Company expressly and specifically set forth in Article 3 or any Transaction Document or the representations and warranties of the Seller expressly and specifically set forth in Article 4 or any Transaction Document, in each case, as qualified by the Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement and any Transaction Document. Without limiting the generality of the foregoing, the Purchaser knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that neither the Company, nor any other Person (including any Seller Party), has made, is making or is authorized to make, and the Purchaser, on its own behalf and on behalf of the Purchaser Group, hereby knowingly, willingly and irrevocably waives, any representation or warranty (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Company’s and its Subsidiaries’ business, operations, assets, liabilities, prospects or any portion thereof, except, in each case, to the extent such representations are expressly and specifically set forth in Article 3, Article 4 or any Transaction Document, in each case, as qualified by the Disclosure Schedules and the terms and conditions of (including the limitations and exclusions in) this Agreement or such Transaction Document.

(b) Without limiting the generality of the foregoing, in connection with the investigation by the Purchaser of the Company and its Subsidiaries, the Purchaser and its Affiliates, and the representatives of each of the foregoing, have received or may receive, from or on behalf of the Company, certain projections, forward-looking statements and other forecasts (whether in written, electronic or oral form, and including in the Information Presentation, the Dataroom, management meetings, etc.) (collectively, the “Projections”). The Purchaser knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf, and on behalf of the Purchaser Group, that (i) such Projections are being provided solely for the convenience of the Purchaser to facilitate their own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) the Purchaser is familiar with such uncertainties and (iv) the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

(c) The Purchaser knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that it will not assert, institute or maintain, and will cause the other members of the Purchaser Group not to assert, institute or maintain, any action, suit, claim, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 10.2.

(d) The Seller knowingly, willingly, irrevocably and expressly acknowledges and agrees that: (i) the representations and warranties of the Purchaser expressly and specifically set forth in Article 5 or any Transaction Document, in each case, as qualified by the Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement and any Transaction Document, are the sole and exclusive representations, warranties, and statements of any kind made to the Seller and on which the Seller may rely in connection with the transactions contemplated by this Agreement or any Transaction Document and (ii) except for the representations and warranties of the Purchaser expressly and specifically set forth in Article 5 or any Transaction Document, in each case, as qualified by the Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement and any Transaction Document, the Seller has not relied on (and the Purchaser expressly disclaims) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form.

(e) Each party knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of its Affiliates, that the agreements contained in this Section 10.2 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for 20 years pursuant to the provisions of Section 10.2, and (ii) are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 10.2, such Party would not enter into this Agreement.

10.3 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, each other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

10.4 Consents. Without limiting the generality of Section 6.4 or Section 7.5, prior to the Closing, each of the parties hereto shall use their commercially reasonable efforts to obtain, and to cause their Affiliates (including, in the case of the Company, its Subsidiaries) to obtain, the consents to the transactions set forth on Schedule 10.4 (the “Third Party Consents”). The Purchaser acknowledges and agrees that obtaining such consents is not a condition to any of its obligations hereunder or to the consummation of the transactions contemplated hereby.

10.5 Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules.

10.6 Releases. Effective upon the Closing, the Seller, on behalf of itself and its Affiliates and their respective successors and assigns (collectively, the “Seller Releasers”), hereby irrevocably waives, acquits, remises, discharges and forever releases each of the Purchaser, the Company and its Subsidiaries and their respective successors and assigns (the “Purchaser Releasees”) from any and all Liabilities to such Seller Releasers of any kind or nature whatsoever, whether in the capacity as an equityholder of the Company or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral (other than this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein) or otherwise at law or in equity, and each of the Seller Releasers hereby agrees that it shall not seek to recover any amounts in connection therewith or thereunder from any of the Purchaser Releasees (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein).

10.7 R&W Policy. The Purchaser and its Affiliates shall not amend, waive or otherwise modify the R&W Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any Action (except for Fraud) against Seller or any of its Affiliates or any past, present or future director, manager, officer, employee or advisor of any of the foregoing based upon, arising out of, or related to this Agreement or any other document or certificate contemplated hereby or delivered in connection herewith, or the negotiation, execution or performance of this Agreement or any other document or certificate contemplated hereby or delivered in connection herewith.

10.8 Confidentiality.

(a) The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern.

(b) From and after the Closing, the Seller shall hold, and shall use its reasonable best efforts to cause its Affiliates, and its and their respective officers, directors, managers, employees, agents, representatives and advisors to hold, in strict confidence all confidential information related to the Company, unless (A) the Seller is compelled to disclose such documents or information by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Authorities) or by other requirements of Law, (B) such documents or information are disclosed in an Action by a party in pursuit of its rights or in the exercise of its remedies hereby, (C) such documents or information can be shown to have been in the public domain (either prior to or after the furnishing of such documents or information hereby) through no fault of such receiving party, or (D) Seller makes disclosures of such documents or information to its accountants, attorneys and other representatives as necessary in connection with the ordinary conduct of its businesses or as necessary to assist such party in exercising its rights or satisfying and performing its covenants and obligations under this Agreement.

Article 11
DEFINITIONS

11.1 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“280G Approval” has the meaning set forth in Section 6.7.

“Accrued Income Taxes” means the aggregate liability owing and unpaid as of the Closing Date for Income Taxes of the Company and its Subsidiaries for taxable periods beginning after December 31, 2022 and ending on the Closing Date (including the pre-Closing portion of any Straddle Period) completed in accordance with the past practice of the Company and its Subsidiaries in preparing Tax Returns for Income Taxes (including reporting positions, electives and accounting methods) and only with respect to those jurisdictions in which the Company and its Subsidiaries have previously filed Tax Returns for Income Taxes and any jurisdictions in which the Company and its Subsidiaries have commenced operations since December 31, 2022; provided, that, notwithstanding anything in this Agreement to the contrary, for purposes of calculating any such liability for Income Taxes: (i) all Transaction Tax Deductions shall be taken into account and all such Transaction Tax Deductions shall be treated as occurring prior to the Closing; (ii) any overpayment or credit of Taxes (including estimated Taxes) that may be credited against and reduce a particular liability for Income Taxes shall be taken into account; (iii) any Income Taxes with respect to transactions occurring outside the Ordinary Course of Business on the Closing Date after the time of the Closing and any Income Taxes attributable to any financing arrangements entered into by or at the direction of Purchaser or its Affiliates either before or after the Closing, and any other transactions entered into by or at the direction of Purchaser or its Affiliates, shall be excluded; (iv) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Income Taxes or with respect to uncertain Tax positions shall be excluded; (v) any Income Taxes to the extent the amount of such Income Taxes is taken into account in Closing Transaction Expenses shall be excluded; and (vi) all deferred Income Tax assets and liabilities (within the meaning of GAAP) shall be excluded.

“Acquisition Date” means November 1, 2018.

“Acquisition Transaction” has the meaning set forth in Section 6.5.

“Action” means any action, suit, proceeding, investigation, order, charge, litigation, arbitration, claim, cross-claim, counterclaim, complaint, demand, mediation, audit or hearing, in each case, whether legal, administrative or arbitral.

“Adjustment Escrow Amount” means $3,000,000.

“Adjustment Escrow Funds” means, as of any date of determination, the excess (if any) of Adjustment Escrow Amount (excluding any interest accrued on the Adjustment Escrow Amount) minus the sum of all distributions and other payments to any Person from the Adjustment Escrow Amount paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 3.16.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agreed Accounting Principles” means the accounting policies, principles, practices and methodologies set forth in Exhibit C.

“Agreement” has the meaning set forth in the Preamble.

“Agreement” has the meaning set forth in Section 7.2(a).

“Agreement Claims” has the meaning set forth in Section 7.2(a).

“Attorney-Client Communication” means any communication occurring on or prior to Closing between Law Firm, on the one hand, and the Company, its Subsidiaries, the Seller, or any of their respective Affiliates, on the other hand, that in any way relates to the Transaction, including any representation, warranty, or covenant of any party under this Agreement or any related agreement.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Base Purchase Price” means $189,000,000.

“Business” means the business of the Company and its Subsidiaries as conducted, and as contemplated to be conducted, on the Closing Date.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by Law to be closed in Chicago, Illinois or Los Angeles, California.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of a partnership or limited liability company, partnership or membership interests or units (whether general or limited), and (c) any other equity interest that confers on a Person an ownership right in the issuing entity entitling such Person to receive a share of the profits and losses of, or distribution of assets of, such issuing entity.

“Claim Notice” has the meaning set forth in Section 9.3(a).

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

“Closing” has the meaning set forth in Section 1.3.

“Closing Cash” means, with respect to the Company and its Subsidiaries, as of 12:01 A.M. Pacific Time on the Closing Date, all cash and cash equivalents (excluding marketable securities) held by the Company and its Subsidiaries at such time, determined in accordance with the Agreed Accounting Principles; provided, that Closing Cash shall (a) be calculated net of issued but uncleared checks and drafts, (b) include checks and drafts deposited for the account of the Company or any of its Subsidiaries prior to 12:01 A.M. Pacific Time that clear thereafter (but only to the extent that such amounts are not included in Closing Net Working Capital), and (c) not include the amount of any restricted cash that would otherwise be included in the definition of Closing Cash (such as any cash and cash equivalents that are held as deposits or are subject to limitations on use by reason of Contract, applicable Law or otherwise).

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Indebtedness” means the Indebtedness outstanding as of immediately prior to the Closing.

“Closing Net Working Capital” means (a) the aggregate value of those current assets of the Company and its Subsidiaries, on a consolidated basis, as of 12:01 A.M. Pacific Time on the Closing Date, that are included in the line item categories of current assets specifically identified on Schedule 11.1(b) less (b) the aggregate value of those current Liabilities of the Company and its Subsidiaries, on a consolidated basis, as of 12:01 A.M. Pacific Time on the Closing Date, that are included in the line item categories of current Liabilities specifically identified on Schedule 11.1(b), in each case, determined without duplication and calculated in accordance with the Agreed Accounting Principles. Notwithstanding the foregoing,

Closing Net Working Capital shall exclude any amounts related to (i) any and all Income Tax assets and Income Tax Liabilities (including any and all deferred Tax assets and deferred Tax Liabilities) for federal, state, local, and non-U.S. Income Tax purposes, (ii) Closing Cash (and any other cash and cash equivalents, even if excluded from the definition of Closing Cash), (iii) any intercompany payables or receivables solely among the Company and its Subsidiaries, (iv) Closing Indebtedness, or (v) Closing Transaction Expenses. In determining whether any specific account or sub-account on the balance sheet is included or excluded from Closing Net Working Capital, treatment will be consistent with Schedule 11.1(b).

“Closing Transaction Expenses” means, to the extent unpaid immediately prior to the Closing, the following fees, costs and expenses of the Company and its Subsidiaries (a) the aggregate amount of fees and expenses of the Company and its Subsidiaries incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby for investment banking services, legal services, accounting and tax services and (b) any transaction bonus, change of control or similar payments payable solely as a result of the Transaction (including the portion of any employer payroll Tax obligations associated therewith); provided, however, that “Closing Transaction Expenses” shall exclude (i) any amounts payable by Company and its Subsidiaries in connection with the “tail” policy pursuant to and in accordance with Section 7.2 and (ii) any amounts based upon or arising from any arrangements put in place by, or by the Company or any of its Subsidiaries at the request of, the Purchaser.

“Closing Transactions” has the meaning set forth in Section 1.4.

“Code” has the meaning set forth in Section 3.12(a).

“Company” has the meaning set forth in the Preamble.

“Confidentiality Agreement” has the meaning set forth in Section 6.2.

“Company 401(k) Plan” has the meaning set forth in Section 7.3(d).

“Continuing Employees” means the employees who are employed by the Company or any of its Subsidiaries as of the Closing Date.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any similar measures, or any other Law, directive, guideline or recommendation by any Governmental Authority in connection with or in response to COVID-19.

“D&O Indemnitee” has the meaning set forth in Section 7.2(a).

“Disclosure Schedules” has the meaning set forth in Article 3.

“Dispute Resolution Firm” has the meaning set forth in Section 1.5(a).

“Electronic Delivery” has the meaning set forth in Section 12.15.

“Environmental and Safety Requirements” has the meaning set forth in Section 3.15(a).

“ERISA” has the meaning set forth in Section 3.12(a).

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement, to be dated as of the Closing Date, by and among the Seller, the Purchaser and the Escrow Agent, in substantially the form as set forth in Exhibit D attached hereto.

“Estimated Cash” has the meaning set forth in Section 1.2(b).

“Estimated Closing Statement” has the meaning set forth in Section 1.2(b).

“Estimated Indebtedness” has the meaning set forth in Section 1.2(b).

“Estimated Net Working Capital” has the meaning set forth in Section 1.2(b).

“Estimated Purchase Price” has the meaning set forth in Section 1.2(b).

“Estimated Transaction Expenses” has the meaning set forth in Section 1.2(b).

“Excluded Matter” has the meaning set forth in Section 9.3(b).

“FDA” has the meaning set forth in Section 3.22(a).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fraud” means an act, committed by a party to this Agreement, with intent to deceive another party to this Agreement, in connection with this Agreement and requires (i) a false representation made in Article 3, Article 4 or Article 5 by such party; (ii) with actual knowledge (not imputed or constructive knowledge) that such representation is false; (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing such party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.

“Fundamental Representations” means collectively, (a) the representations and warranties of the Company set forth in Section 3.1 (Organization, Qualification and Power), Section 3.2 (Subsidiaries), Section 3.3(a) (Authorization; Valid and Binding Agreement), Section 3.4 (Interests), Section 3.18 (Brokerage) and (b) the representations and warranties of Seller in Section 4.1 (Organization and Power), Section 4.2 (Authorization; Valid and Binding Agreement) and Section 4.6 (Ownership).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including shareholders agreements (or similar agreements). For example, the “Governing Documents” of a corporation are its articles or certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its limited liability company or operating agreement or memorandum of association and articles or certificate of formation or organization.

“Governmental Authority” means any federal, state, provincial, local, foreign or other governmental or administrative body, instrumentality, department, ministry or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Substances” has the meaning set forth in Section 3.15(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

“Improvements” has the meaning set forth in Section 3.7(a).

“Income Tax” means any Tax imposed or determined with reference to gross or net income or profits or other similar Tax (including any franchise Taxes imposed in lieu of any income Tax).

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, as of any time of determination, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other Liabilities (including any prepayment premium or penalties, make-whole payments, or other fees, costs, and expenses payable as a result of the consummation of the transactions contemplated by this Agreement, including the payment of such Liabilities or release of Liens in connection therewith) of the Company and its Subsidiaries, arising under, for, or in respect of: (a) all indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money; (b) leases required to be treated as capitalized leases in accordance with GAAP; (c) indebtedness evidenced by any mortgage, note, bond, debenture or other debt security, and any indebtedness secured by a Lien on an asset of the Company or any of its Subsidiaries; (d) all outstanding reimbursement obligations in respect of drawn or cash collateralized letters of credit issued, bankers’ acceptances, performance bonds, fidelity, surety bonds and similar instruments (excluding customs bonds), or otherwise incurred in connection with performance guaranties related to insurance obligations (including drawn letters of credit supporting insurance policies for worker’s compensation); (e) the deferred purchase price of assets, property or services, contingent or otherwise, including all “seller notes” and “earn outs” or similar obligations (in each case, calculated according to the maximum potential amount of such obligation), conditional sale obligations or title retention agreements, whether or not matured (but excluding trade payables and accrued expenses arising in the Ordinary Course of Business to the extent included in the determination of Closing Net Working Capital); (f) that certain Advisory Services Agreement with Frontenac Company, LLC and/or its Affiliates, dated November 1, 2018; (g) any interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements (including any breakages costs or other amounts payable upon termination on the Closing Date of any such obligation); (h) accrued and unpaid or declared and unpaid dividends, distributions, loans, advances, or other amounts payable to any related parties or partners (including the Seller and its Affiliates); (i) overdrafts; (j) any outstanding severance obligations or benefits relating to a termination of employment occurring on or prior to the Closing Date (excluding, for the avoidance of doubt, any severance obligations triggered by actions of the Purchaser or its Affiliates at or following the Closing); (k) any Liabilities in respect of deferred compensation plans, agreements, arrangements or Contracts (excluding 401(k) plan accruals); (l) payroll, social security, unemployment and similar Taxes payable in respect of any payments or benefits described in clauses (j) through (k); (n) Accrued Income Taxes; or (o) any obligation of the type referred to above of any Person (other than the Company or any of its Subsidiaries), the payment of which the Company or any of its Subsidiaries is responsible as a guarantor. Notwithstanding the foregoing, Indebtedness does not include (i) any operating lease obligations (other than capital leases), (ii) any intercompany obligations between or among the Company and its Subsidiaries, (iii) any undrawn letters of credit, or (iv) any liabilities to be included in the computation of Estimated Net Working Capital or Closing Net Working Capital or Closing Transaction Expenses.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Intellectual Property” means any and all of the following: (a) rights in U.S., international and foreign patents and patent applications, including provisional, utility, utility model, design, divisional, continuation, continuation-in part, reexamination and reissue patents and patent applications, and other inventions and improvements whether or not patentable; (b) trademarks, service marks, trade dress, trade names, logos, corporate names and any other designators of origin (together with all goodwill associated with any of the foregoing); (c) registered copyrights and applications for registrations of copyrights and unregistered copyrightable works, including software; (d) trade secrets, other confidential and proprietary information or know-how (e) uniform resource locators, domain names and social media account names or identifiers; and (f) all other intellectual and related proprietary rights, whether protected, created or arising by operation of law.

“Interests” means any and all shares (however designated) of capital stock of the Company issued and outstanding as of the date of determination.

“Interim Financial Statements” has the meaning set forth in Section 3.5(a).

“knowledge of the Company”, “to the Company’s knowledge” or other similar phrases means the actual knowledge, after reasonable inquiry of the relevant matter, of Scott Depenbrok, Elizabeth Gordon, Wally Logan and Bill Saunders.

“Latest Balance Sheet” has the meaning set forth in Section 3.5(a).

“Law” means any applicable law, rule, regulations, judgment, injunction, order, decree or other restriction of any Governmental Authority.

“Law Firm” means DLA Piper LLP (US).

“Leased Real Property” has the meaning set forth in Section 3.7(b).

“Leases Real Property” has the meaning set forth in Section 3.7(b).

“Liability” means any Loss, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, known or unknown, and whether due or to become due, including those arising under any Contract or Law.

“Licensed Intellectual Property” has the meaning set forth in Section 3.9(a)(xvi).

“Liens” means liens, mortgages, security interests, charges, pledges, imperfection of title, hypothecation, encroachment, lease, license, easement, right-of-way, restriction, assessment, right of first offer or refusal, put, call, deed of trust, adverse claim or other encumbrances.

“Loss” means any damages, losses, liabilities, obligations, claims of any kind, Taxes, interest, fines, penalties, awards, payments, costs, charges, sanctions, settlements, or expenses (including reasonable attorneys’ fees and expenses, and any such reasonable fees or expenses in connection with pursuing any claim hereunder); provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded and paid to a Governmental Authority or other third party.

“Material Adverse Effect” means any change, effect, circumstances, occurrence, event, development or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the assets, liabilities, business, condition (financial or otherwise)

or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Seller to perform its obligations under this Agreement, or to consummate the transactions contemplated hereby; provided, however, that, in the case of clause (a), none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, occurrence, event or development attributable to (i) the negotiation, execution, announcement or pendency of the transactions contemplated by this Agreement or the identity of, or any facts related, to, the Purchaser or any of its Affiliates, or its future plans for the business of the Company and its Subsidiaries, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, suppliers, landlords, distributors, partners or employees, or on revenue, profitability and cash flows; (ii) conditions generally affecting any industry in which the Company and its Subsidiaries participate, the U.S. or world economy as a whole or the U.S. or global capital or financial markets in general or the markets in which the Company and its Subsidiaries operate; (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) the taking of any action, or failing to take any action, at the prior written request of Purchaser, or the taking of any action by Purchaser; (v) any change after the date hereof in applicable Laws or the interpretation thereof; (vi) actions required to be taken under applicable Laws; (vii) any change in GAAP after the date hereof; (viii) any change in the cost or availability or other terms of any financing to be obtained by Purchaser; (ix) any failure by the Company and its Subsidiaries to meet financial forecasts, projections or estimates; provided, that this clause (x) shall not prevent a determination that any change or effect underlying such failure to meet financial forecasts, projects or estimates has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); (xi) national or international political or social conditions, including the commencement, continuation or escalation of a war, acts of violence (whether foreign or domestic), civil unrest or civil disturbances (including rioting, protesting and looting), material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the U.S.; (xii) any epidemic, pandemic, outbreak of an infectious disease or other public health crisis and the response of any Governmental Authority thereto (including any material worsening of the effects of the novel coronavirus, COVID-19 and any COVID-19 Measure); or (xiii) any “act of God”, including weather, natural disasters, natural conditions and earthquakes; provided, that any change, effect, circumstance, occurrence, event, development or state of facts resulting from the matters described in any of the clauses (i), (v), (vii), (viii), (xi) or (xii) may nonetheless be taken into consideration in determining whether a Material Adverse Effect has occurred or may occur to the extent such change, effect, circumstance, occurrence, event, development or state of facts has had, or would reasonably be expected to have, a disproportionate adverse impact on the Business as compared to other Persons similarly situated in the industries or markets in which the Business operates.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Material Customers” has the meaning set forth in Section 3.19.

“Material Suppliers” has the meaning set forth in Section 3.19.

“Objections Statement” has the meaning set forth in Section 1.5(a).

“Ordinary Course of Business” means, with respect to any Person, the usual and ordinary course of such Person’s business consistent with past custom and practice, subject to such changes that are commercially reasonable in light of the then-current operating conditions and developments with respect to such Person.

“Outside Date” has the meaning set forth in Section 8.1(d).

“Owned Intellectual Property” has the meaning set forth in Section 3.10(a).

“Payoff Letters” has the meaning set forth in Section 1.4(c).

“Permits” means written permits, licenses, tariffs, franchises, registrations, variances, certificates, authorizations, exemptions, approvals and similar consents obtained from any Governmental Authority.

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (b) inchoate mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business; (e) public roads and highways; (f) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (g) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) liens arising in connection with sales of foreign receivables; (i) liens on goods in transit incurred pursuant to documentary letters of credit; (j) purchase money liens and liens securing payments under capital lease arrangements; (k) non-exclusive licenses of Intellectual Property, and (l) Liens set forth on Schedule 11.1(c).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Plans” has the meaning set forth in Section 3.12(a).

“Pre-Closing Tax Period” means a taxable period ending on or before the Closing Date and the pre-Closing portion of any Straddle Period.

“Preliminary Closing Statement” has the meaning set forth in Section 1.5(a).

“Purchase Price” has the meaning set forth in Section 1.2(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Benefit Plans” has the meaning set forth in Section 7.3(a).

“Purchaser Group” means the Purchaser and each of its Affiliates (including, but solely after the Closing, the Company and its Subsidiaries) and each of their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Purchaser Indemnified Party” has the meaning set forth in Section 9.1.

“Purchaser Releasees” has the meaning set forth in Section 10.6.

“Purchaser’s Representatives” has the meaning set forth in Section 6.2.

“R&W Policy” means the buyer-side representation and warranty insurance policy (including all exhibits and endorsements thereto) issued in connection with the transactions contemplated by this Agreement in the form attached hereto as Exhibit E.

“Release” means any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, migration, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement to, into or through the environment or the workplace.

“Required Operating Cash” means $1,000,000.

“Schedule” has the meaning set forth in Article 3.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2.

“Seller Releasers” has the meaning set forth in Section 10.6.

“Straddle Period” means a taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital” means $12,605,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, unclaimed property, capital stock, social security, unemployment, disability, payroll, license, employee or withholding tax, or other tax, duty, fee, assessment or charge relating to taxes imposed by any taxing authority, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person, and including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 9.3(a).

“Transaction” means the negotiation, preparation, execution, and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby.

“Transaction Documents” means this Agreement, the Escrow Agreement and each other document, instrument, agreement and/or certificate contemplated by this Agreement.

“Transaction Tax Deductions” means all amounts to the extent deductible for Income Tax purposes that are related to or arise out of the transactions contemplated by this Agreement, including, without duplication: (i) the Closing Transaction Expenses; (ii) any fees, costs and expenses of any of the Company and/or its Subsidiaries attributable to or arising out of the transactions contemplated by this Agreement; (iii) all success based fees of professionals (including investment bankers and other consultants and advisors and applying the seventy percent (70%) safe-harbor election under Revenue Procedure 2011-29 to any “success based fees”) paid by or on behalf of any Company and/or its Subsidiaries in connection with this Agreement; (iv) the capitalized financing costs and expenses and any prepayment premium resulting from the satisfaction of Closing Indebtedness; (v) all sale, “stay-around”, retention, change of control or similar bonuses or payments payable to current or former employees, directors or consultants of any of the Company and/or its Subsidiaries contingent upon the Closing or, in the case of routine bonus or similar payments not contingent upon the Closing, included as an accrual in the computation of Closing Net Working Capital or Indebtedness and (vi) any payroll Taxes imposed with respect to any of the foregoing.

“Transfer Taxes” has the meaning set forth in Section 10.1(a).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Waived 280G Benefits” has the meaning set forth in Section 6.7.

11.2 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

Article 12
MISCELLANEOUS

12.1 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or other business relations of the Company or any of its Subsidiaries shall be issued or made by any party hereto without the joint approval of the Purchaser and the Seller, unless required by Law, the Securities Exchange Act of 1934, as amended, or the rules of and regulations of any national securities exchange on which such party’s (or such party’s Affiliate’s) shares of capital stock are listed, in which case the Purchaser and the Seller shall have the right to review and comment on such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding the foregoing, each of the Seller and the Purchaser shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (i) to authorized representatives and employees of such party or its Affiliates, (ii) in connection with summary information about such party’s, or any of the such party’s Affiliates, financial condition, (iii) to any of such party’s Affiliates or their auditors, attorneys, financing sources, limited partners, potential investors or other agents (including in investment fund marketing materials), (iv) to any bona fide prospective purchaser of the equity or assets of such party or its Affiliates or (v) as required to be disclosed by order of a court of competent jurisdiction, administrative body, Governmental Authority, or by subpoena, summons or legal process, or by Law; provided that in the case of disclosures made pursuant to clauses (i) through (v), the recipient is informed of the confidential nature of such information.

12.2 Expenses. Except as otherwise expressly provided herein, the Seller, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, the Purchaser shall be responsible for all fees, costs and expenses associated with the R&W Policy.

12.3 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail to the e-mail address, as applicable, set out below or (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Purchaser (and, after the Closing, the Company)

Novanta Corporation

c/o Novanta Inc.

125 Middlesex Turnpike

Bedford, MA 01730

Attention: Robert Buckley; Michele Welsh

Email: robert.buckley@novanta.com; Michele.Welsh@novanta.com with a copy to:

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

Attention: Jonathan A. Van Horn; Brian Burke

Email: van.horn.jonathan@dorsey.com; burke.brian@dorsey.com

Notices to the Seller (and, prior to the Closing, the Company):

Motion Solutions Holdings, LLC

One South Wacker, Suite 2980

Chicago, Illinois 60606

Attention: Michael S. Langdon; Markie Masri

Email: mlangdon@frontenac.com; mmasri@frontenac.com

with a copy to:

DLA Piper LLP (US)

444 West Lake Street, Suite 900

Chicago, Illinois 60606

Attention: Harris R. Eisenberg; Alyssa Christensen

Email: harris.eisenberg@us.dlapiper.com; alyssa.christensen@us.dlapiper.com

12.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment or transfer in violation of this Section 12.4 shall be null and void.

12.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.6 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. The word “including” shall mean “including, without limitation”.

12.7 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information set forth in any Schedule or incorporated in any Section of the Agreement shall be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in Article 3 and Article 4 whether or not such representations and warranties refer to such Schedule or any Schedule, provided, that the applicability of such disclosure to such representation and warranty is reasonably apparent on the face of such disclosure; provided that the disclosures and information in the Disclosure Schedules shall not constitute a representation or warranty and shall not expand any representation or warranty in Article 3 or Article 4. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedules or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).

12.8 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended only in a writing signed by the Purchaser and the Seller and any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be waived only in a writing signed by the party against whom such waiver is to be effective; provided that, following the Closing, Section 7.2 may not be amended or waived without the consent of a majority of the D&O Indemnitees. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.9 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

12.10 Third-Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of the D&O Indemnitees. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the D&O Indemnitees any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

12.11 Waiver of Trial by Jury. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT PERMITTED BY LAW, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.

12.12 Purchaser Deliveries. Any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item (i) is included in the electronic data room at least two Business Days prior to the date hereof, or (ii) actually delivered or provided to the Purchaser or any of Purchaser’s Representatives.

12.13 Specific Performance.

(a) The parties agree that irreparable damage for which money damages, even if available, would not be an adequate remedy, may occur prior to a termination in the event that the parties do not perform the provisions of this Agreement (including failure to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, prior to the valid termination of this Agreement, the parties acknowledge and hereby agree that in the event of any breach or threatened breach by a party of its covenants or obligations set forth in this Agreement, each of the other parties will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement, in addition to any other remedy to which the other parties are entitled at law or in equity, including the Seller’s right to terminate this Agreement pursuant to Article 8 and to seek money damages. The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other parties. The parties hereby waives (i) any defenses in any Action for specific performance, including the defense that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything herein to the contrary, in no event shall this Section 12.13 be used, alone or together with any other provision of this Agreement, to require the Company to remedy any breach of any representation or warranty of the Company made herein.

12.14 Non-Recourse. This Agreement may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the named parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to the named parties to this Agreement (in all cases, as limited by the provisions herein). No Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Purchaser, the Company or the Seller or any of their respective Affiliates, will have or be subject to any liability or indemnification obligation (whether in contract, tort, equity or otherwise) any claim based on, in respect of, or by reason of, the sale and purchase of the Company or its Subsidiaries, including any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; and each party waives and releases all such liabilities and obligations against any such Persons.

12.15 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

12.16 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.17 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.18 Consent to Jurisdiction. SUBJECT TO THE PROVISIONS OF SECTION 1.5 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN THE CHANCERY COURT OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM IN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL OR STATE COURT LOCATED IN WILMINGTON, DELAWARE). EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

12.19 Post-Closing Attorney-Client Matters.

(a) The Seller’s Post-Acquisition Use of Law Firm. Each party to this Agreement acknowledges that (a) one or more of the Company, its Subsidiaries and the Seller have retained Law Firm to act as their counsel in connection with the Transaction as well as other past and ongoing matters, (b) Law Firm has not acted as counsel for any other Person in connection with the Transaction, and (c) no Person other than the Company, its Subsidiaries and the Seller has the status of a Law Firm client for conflict of interest or any other purpose as a result thereof. The Purchaser (1) waives and will not assert, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) to waive and not assert, any conflict of interest relating to Law Firm’s representation after the Closing of the Seller or the Seller’s Affiliates in any matter involving the Transaction (including any litigation, arbitration, mediation, or other proceeding), and (2) consents to, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) to consent to, any such representation, even though in each case (x) the interests of the Seller and/or the Seller’s Affiliates may be directly adverse to the Purchaser, the Company, or any of their Subsidiaries, (y) Law Firm may have represented the Company or its Subsidiaries in a substantially related matter, or (z) Law Firm may be handling other ongoing matters for the Purchaser, the Company or any of their respective Subsidiaries.

(b) The Purchaser’s Non-Access to the Company’s Legal Records re Acquisition Transaction. The Purchaser agrees that, after the Closing, neither the Company, the Purchaser,

nor any of their Subsidiaries will have any right to access or control any of Law Firm’s records relating to or affecting the Transaction, which will be the property of (and be controlled by) the Seller.

(c) The Seller’s Retention of Attorney-Client Privilege with Respect to Sell-Side Acquisition Legal Representation. The Purchaser agrees, on its own behalf and on behalf of its Subsidiaries (including, after Closing, the Company and its Subsidiaries), that from and after Closing (a) the attorney-client privilege, solicitor-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communication belong to the Seller and will not pass to or be claimed by the Purchaser, the Company, or any of their Subsidiaries, and (b) the Seller will have the exclusive right to control, assert, or waive the attorney-client privilege, solicitor-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communication. Accordingly, the Purchaser will not, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries) not to, (x) assert any attorney-client privilege, solicitor-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not the Seller or the Seller’s Affiliate; or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege, solicitor-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not the Seller or the Seller’s Affiliate. Furthermore, the Purchaser agrees, on its own behalf and on behalf of each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries), that in the event of a dispute between the Seller or the Seller’s Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, arising out of or relating to any matter in which Law Firm jointly represented both parties, neither the attorney-client privilege, solicitor-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to the Seller or the Seller’s Affiliates any information or documents developed or shared during the course of Law Firm’s joint representation.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the day and year first above written.

Company:	MOTION SOLUTIONS PARENT CORP. By: /s/ Scott Depenbrok Name: Scott Depenbrok Its: President
Purchaser:	NOVANTA CORPORATION| By: /s/ Robert Buckley Name: Robert Buckley Its: Chief Financial Officer
Seller:	MOTION SOLUTIONS HOLDINGS LLC By: /s/ Michael S. Langdon Name: Michael S. Langdon Its: President

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

January 1, 2024

This amendment (this “Amendment”) amends that certain Securities Purchase Agreement (as may be further amended from time to time, the “Agreement”), dated as November 14, 2023, by and among Novanta Corporation, a Michigan corporation (the “Purchaser”), Motion Solutions Parent Corp., a Delaware corporation (the “Company”) and Motion Solutions Holdings LLC, a Delaware limited liability company (the “Seller”). Capitalized terms used herein but not otherwise defined shall have the meaning giving such terms in the Agreement.

Section 1: Amendments to the Agreement. Pursuant to and in accordance with Section 12.8 of the Agreement, the Agreement is hereby amended as follows:

a) The definition of “Target Net Working Capital” is hereby replaced with the following:

“Target Net Working Capital” means $13,035,000.00.”

Section 2: Continuing Effect. Other than as specifically set forth herein, the remainder of the Agreement shall remain unchanged and is reaffirmed hereby as in full force and effect.

Section 3: Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Parties have executed this Amendment to Securities Purchase Agreement as of the date first above written.

COMPANY:

MOTION SOLUTIONS PARENT CORP.

By: /s/ Scott Depenbrok

Name: Scott Depenbrok

Title: President

SELLER:

MOTION SOLUTIONS HOLDINGS LLC

By: /s/ Michael S. Langdon

Name: Michael S. Langdon

Title: President

PURCHASER:

NOVANTA CORPORATION

By: /s/ Michele Welsh

Name: Michele Welsh

Title: Secretary